Exhibit 1.1

Aphria Shareholders, Your Board recommends that you reject GGB's hostile bid

REJECT GGB
Minimal assets and revenue, limited track record in cannabis, illiquid shares on the CSE

SIGNIFICANTLY DISCOUNTED OFFER

MASSIVE TRANSFER OF VALUE TO GGB

DO NOT TENDER YOUR SHARES

aphria™
A premier global cannabis producer traded on the TSX and NYSE, well positioned to deliver long-term shareholder returns

Reject GGB’s Hostile Bid: It Significantly Undervalues Your Investment in Aphria

February 6, 2019

Dear Aphria Shareholders,

The Board of Directors (the “Board”) of Aphria Inc. (“Aphria” or the “Company”) believes your Company is well positioned to deliver superior, long-term growth and shareholder returns. Against this backdrop, Green Growth Brands Inc. (“GGB”) has launched a hostile bid (the “Hostile Bid”) to acquire your Company at a significant discount to its current and future value. Your Board, following receipt of the recommendation of a committee of independent directors, has unanimously concluded that the Hostile Bid is undervalued and inadequate and not in the best interests of Aphria, Aphria shareholders or its other stakeholders. Your Board unanimously recommends all shareholders REJECT the Hostile Bid. To reject the Hostile Bid, simply TAKE NO ACTION and discard any materials received from GGB.

GGB’s Hostile Bid Significantly Undervalues Your Investment in Aphria

Key reasons why your Board recommends that you REJECT the Hostile Bid include:

•	GGB is offering you a 23% discount on your investment in Aphria, relative to Aphria’s volume- weighted average share price over the twenty days ending December 27, 2018, which is the date that GGB publicly announced its intention to launch the Hostile Bid, and based on the price of GGB shares over the same period. Based on the closing price of $5.87 per GGB share on the CSE on February 4, 2019, the implied consideration under the Hostile Bid would be $9.22 per Aphria share, a 35% discount to Aphria’s closing price on the TSX of $14.21 per share on the same day.

•	The combined company would be prohibited from listing on the TSX and the NYSE given GGB’s U.S. cannabis activities, which are illegal federally in the United States. This will significantly reduce Aphria’s liquidity and access to capital, since certain investors may be unable or unwilling to hold shares in a CSE-listed company or a company with U.S.-based cannabis assets.

•	Aphria shareholders would be giving GGB shareholders a 36% interest in Aphria, as well as control of management and the board, in exchange for shares in a company with limited operations. GGB’s ownership of the combined company would be vastly out of proportion to their contribution to it, by any relevant measure of value, including revenue, production infrastructure or volumes, assets, relevant expertise and licenses.

•	There are no material synergies that can be realized by combining GGB and Aphria, given the minimal geographic or operating overlap. GGB’s nascent U.S. retail concept and management team, with limited track record in cannabis or knowledge of regulated industries, would contribute little to Aphria’s established Canadian and international medical- and adult-use cannabis operations. In addition, U.S. federal law would preclude Aphria from shipping its product, including raw materials or ingredients, to the United States.

•	Significant downside risk in GGB shares. GGB has significant unfunded capital requirements and a limited track record as a public company, having just gone public through a reverse take-over in November 2018.

Aphria’s Bright Outlook as an Independent Company Offers Shareholders Substantial Value Creation

Today, Aphria is in a better position than ever to create long-term value for our shareholders:

•	Over the past five years, Aphria has built a strong foundation for a leading global cannabis company in cultivation, manufacturing, research and distribution infrastructure, and has invested in key partnerships and alliances to efficiently scale around the world.

•	Aphria is successfully executing on its strategic plan. Recent milestones include:

o	strong quarter-over-quarter growth, as reflected in the most recent quarter’s results; and

o	pending applications for multiple expansions of Aphria’s industry-leading, automated facilities, increasing Aphria’s production capacity from 35,000 kilograms per year to 255,000 kilograms per year.

•	Aphria’s global footprint and competitive advantages position it to create substantial near-term value as an independent company, including by expanding in the medical-use market in Europe, Latin America and the Caribbean; increasing market share in the adult-use market in Canada; pursuing options in the U.S. once adult- and/or medical-use cannabis is federally legalized; and developing products for the burgeoning cannabis health and wellness sector.

Aphria has multiple near-term opportunities to profitably grow and create substantial value for its shareholders. The consideration being offered under the Hostile Bid ignores this bright outlook.

Shareholders are encouraged to visit AphriaFuture.ca for more information about Aphria’s bright future and for additional reasons why the Hostile Bid should be rejected.

As set out in the accompanying Directors’ Circular, the Board, following receipt of the recommendation of the independent committee, has unanimously concluded that the Hostile Bid is undervalued and inadequate and not in the best interests of Aphria, Aphria shareholders or its other stakeholders.

To REJECT the Hostile Bid, simply TAKE NO ACTION

If you have already tendered your Aphria shares to the Hostile Bid, you can withdraw your Aphria shares by contacting your broker or Laurel Hill Advisory Group, Aphria’s shareholder communications advisor and information agent at 1-877-452-7184 (toll-free for shareholders in North America) or +1-416-304-0211 (collect call for Aphria shareholders outside North America) or via email at assistance@laurelhill.com.

Sincerely,

Irwin D. Simon

Chair of the Board of Directors

For shareholder questions, please contact:

Laurel Hill Advisory Group
assistance@laurelhill.com

1-877-452-7184 (toll-free for Aphria shareholders in North America)

1-416-304-0211 (collect call for Aphria shareholders outside North America)

APHRIA INC.

245 Talbot St. W., Suite 103, Leamington, ON N8H 1N8

Tel: 1-844-427-4742 Fax: 519-322-2916 www.aphria.ca

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Hostile Bid, you should consult your investment dealer, stockbroker, lawyer or other professional advisor.

DIRECTORS’ CIRCULAR
RECOMMENDING

REJECTION

of the undervalued and inadequate Hostile Bid by

GREEN GROWTH BRANDS INC.

to acquire all of the common shares of

APHRIA INC.

The Aphria Board, following receipt of the recommendation of the Independent Committee, has UNANIMOUSLY concluded that the Hostile Bid is undervalued and inadequate and not in the best interests of Aphria, Aphria Shareholders or Aphria’s other stakeholders, and recommends that you:

REJECT the Hostile Bid by taking no action.

DO NOT TENDER your Aphria Shares.

NO ACTION IS REQUIRED to REJECT the Hostile Bid,

which is currently open for acceptance until 5:00 p.m. (Toronto time) on
May 9, 2019.

February 5, 2019

If you have already tendered your Aphria Shares to the Hostile Bid by Green Growth Brands Inc., you can withdraw them by contacting your broker or Laurel Hill Advisory Group at 1-877-452-7184 (toll-free in North America) or 1-416-304-0211 (collect calls for shareholders outside North America) or by e-mail at assistance@laurelhill.com.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Hostile Bid is made for the securities of a foreign issuer and while the offer is subject to disclosure requirements of the country in which the subject issuer is incorporated or organized, investors should be aware that these requirements are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial statements of U.S. companies.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the issuer is located in a foreign country, and that some or all of its officers and directors are residents of a foreign country.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

SUMMARY

The information set out below is intended to be a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular. This Directors’ Circular should be read carefully and in its entirety by Aphria Shareholders as it provides important information regarding Aphria and the Hostile Bid. All capitalized terms in this summary have the respective meanings ascribed to them in the Glossary attached as Schedule “A” to this Directors’ Circular.

Recommendation of the Aphria Board:

The Aphria Board, following receipt of the recommendation of the Independent Committee, has concluded that the Hostile Bid is undervalued and inadequate and not in the best interests of Aphria, Aphria Shareholders or Aphria’s other stakeholders.

The Aphria Board unanimously recommends that Aphria Shareholders REJECT the Hostile Bid.

YOU DO NOT HAVE TO DO ANYTHING TO REJECT THE HOSTILE BID. SIMPLY DO NOT TENDER YOUR APHRIA SHARES.

Any Aphria Shareholder who has already tendered its Aphria Shares to the Hostile Bid should WITHDRAW those Aphria Shares.

See “Compelling Reasons for Rejecting GGB’s Hostile Bid” on page 8.

The Hostile Bid:

Green Growth Brands Inc. (“GGB”) has made an unsolicited offer to purchase all of the outstanding Aphria Shares, including Aphria Shares that may become issued and outstanding after the date of the Hostile Bid but prior to the Expiry Time upon the exercise, conversion or exchange of options, warrants, debentures or other securities of Aphria that are exercisable for, convertible into or exchangeable for, Aphria Shares. The Hostile Bid offers Aphria Shareholders consideration of 1.5714 GGB Shares for each Aphria Share.

The Hostile Bid is open for acceptance until the Expiry Time, which is currently 5:00 p.m. (Toronto time) on May 9, 2019, unless extended, accelerated or withdrawn by GGB in accordance with its terms.

Reasons for Rejection of the Hostile Bid:

The Aphria Board has carefully reviewed and considered the Hostile Bid, with the benefit of advice from legal and financial advisors.

The following is a summary of the principal reasons for the Aphria Board’s unanimous recommendation that Aphria Shareholders REJECT the Hostile Bid, which:

•      significantly undervalues Aphria relative to its current and future worth;

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

•      would have negative repercussions, including delisting from the TSX and NYSE, that could destroy value for Aphria Shareholders, with minimal offsetting operational, financial or strategic benefits;

•      would result in Aphria Shareholders effectively giving GGB Shareholders a 36% interest in Aphria, as well as control of management and the board, in exchange for shares in a company with limited operations and experience in the cannabis industry;

•      would significantly increase risk for Aphria Shareholders given GGB’s limited experience in the cannabis industry, the significant downside risk associated with the GGB Shares and the lack of guaranteed financing; and

•      does not account for Aphria’s bright outlook, either as an independent company or in partnership with a strategic partner, which offers Aphria Shareholders substantial potential value creation.

See “Compelling Reasons for Rejecting GGB’s Hostile Bid” on page 8.

Right to Withdraw Aphria Shares tendered to the Hostile Bid:

If you have already tendered your Aphria Shares to the Hostile Bid, you can withdraw your Aphria Shares. See “How to Withdraw Your Deposited Aphria Shares” on page 20 of this Directors’ Circular for further instructions on how to withdraw Aphria Shares tendered to the Hostile Bid.

If you require assistance in withdrawing your Aphria Shares you should contact your broker or Laurel Hill Advisory Group, the information agent retained by Aphria, at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

QUESTIONS AND ANSWERS ABOUT THE HOSTILE BID

The information contained below is of a summary nature and therefore is not complete and is qualified in its entirety by the more detailed information contained elsewhere in this Directors’ Circular, including the appendices to this Directors’ Circular, all of which are important and should be reviewed carefully. Capitalized terms used in these questions and answers but not otherwise defined in this Question and Answer section have the respective meanings ascribed thereto in the Glossary set forth in Schedule “A” to this Directors’ Circular.

Q:	Should I accept the Hostile Bid?

A:	NO. The Aphria Board, following receipt of the recommendation of the Independent Committee, has unanimously concluded that the Hostile Bid is undervalued and inadequate and not in the best interests of Aphria, Aphria Shareholders or Aphria’s other stakeholders. The Hostile Bid is an opportunistic and highly conditional attempt by Green Growth Brands Inc. to acquire Aphria without offering adequate consideration to Aphria Shareholders. The Aphria Board unanimously recommends that Aphria Shareholders REJECT the Hostile Bid by taking no action – DO NOT TENDER your Aphria Shares.

Q:	Why is the Aphria Board recommending that I reject the Hostile Bid?

A:	The Aphria Board has made its recommendation for a number of reasons, including that the Hostile Bid:

o	significantly undervalues Aphria relative to its current and future worth;

o	would have negative repercussions, including delisting from the TSX and NYSE, that could destroy value for Aphria Shareholders, with minimal offsetting operational, financial or strategic benefits;

o	would result in Aphria Shareholders effectively giving GGB Shareholders a 36% interest in Aphria, as well as control of management and the board, in exchange for shares in a company with limited operations and experience in the cannabis industry;

o	would significantly increase risk for Aphria Shareholders given GGB’s limited experience in the cannabis industry, the significant downside risk associated with the GGB Shares and the lack of guaranteed financing; and

o	does not account for Aphria’s bright outlook, either as an independent company or in partnership with a strategic partner, which offers Aphria Shareholders substantial potential value creation.

Q:	How do I reject the Hostile Bid?

A:	Aphria Shareholders do not have to do anything to reject the Hostile Bid. DO NOT TENDER your Aphria Shares to the Hostile Bid. If you are contacted by GGB or its information or solicitation agent, do not complete any documents they may provide (letter of transmittal, notice of guaranteed delivery, etc.).

See also “How to Withdraw Your Deposited Aphria Shares” on page 20.

Q:	Who is making the Hostile Bid for my Aphria Shares?

A:	GGB is making the Hostile Bid. According to the GGB Circular, GGB is in the business of cultivating, processing and retailing cannabis and CBD-infused consumer products in the United States only.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Q:	Can I withdraw my Aphria Shares if I have already tendered?

A:	YES. You can withdraw your Aphria Shares at any time before your Aphria Shares have been taken up by GGB pursuant to the Hostile Bid, which cannot occur until the Expiry Time, which is currently 5:00 p.m. (Toronto time) on May 9, 2019, unless extended, accelerated or withdrawn by GGB in accordance with its terms. If you need assistance withdrawing your Aphria Shares contact your broker as soon as possible or call Laurel Hill Advisory Group, the information agent retained by Aphria, at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

See “How to Withdraw Your Deposited Aphria Shares” on page 20.

Q:	Will the Directors and Officers of Aphria tender their Aphria Shares?

A:	NO. Aphria’s directors and officers have advised Aphria of their intention, as of the date of this Directors’ Circular, NOT to tender their Aphria Shares to the Hostile Bid. Directors and officers of Aphria, together with their respective associates and affiliates, hold or exercise control or direction over an aggregate of over 9% of the Aphria Shares.

See “Intention of Directors and Officers with respect to the Hostile Bid” on page 20.

Q:	How do I withdraw my Aphria Shares?

A:	For information as to how to withdraw your Aphria Shares, we recommend that you contact your broker as soon as possible or Laurel Hill Advisory Group, the strategic shareholder advisor and information agent retained by Aphria, at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

See “How to Withdraw Your Deposited Aphria Shares” on page 20.

Q:	My broker advised me to tender my Aphria Shares. Should I?

A:	NO. The GGB Circular states that, although GGB has not agreed to pay any fees or commissions to any stockbroker, dealer or other Person for soliciting tenders of Aphria Shares under the Hostile Bid, GGB may make other arrangements with soliciting dealers, dealer managers or information agents, either within Canada or outside Canada, for compensation during the Hostile Bid if it considers it appropriate to do so. As a result, their advice with respect to a decision to tender may not be impartial.

Q:	Is this a “hostile” take-over bid?

A:	YES. GGB initiated the Hostile Bid without the support of the Aphria Board. Given this, GGB’s offer is hostile to Aphria. In a friendly take-over, two companies work together towards an agreement that would enhance value for shareholders of both companies, whereas here, GGB shareholders gain at the expense of Aphria shareholders.

See “The Hostile Bid” on page 3.

Q:	Do I have to decide now?

A:	NO. You do not have to take any action at this time. The Hostile Bid is scheduled to expire at 5:00 p.m.
(Toronto time) on May 9, 2019 and is subject to a number of conditions that have yet to be satisfied. The Aphria Board recommends that you NOT TAKE ANY ACTION until closer to the Expiry Time of the Hostile Bid to ensure that you are able to consider all of the options available to you.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Q:	Who do I ask if I have more questions?

A:	Aphria has retained Laurel Hill Advisory Group as its information agent. You should contact your professional advisor or Laurel Hill Advisory Group if you have any questions about this Directors’ Circular or the matters described in this Directors’ Circular. Aphria Shareholders who would like additional copies, without charge, of this Directors’ Circular or have additional questions should contact their broker or Laurel Hill Advisory Group at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

TABLE OF CONTENTS

GENERAL INFORMATION	1

FORWARD-LOOKING STATEMENTS	1

NOTICE TO NON-CANADIAN SHAREHOLDERS	2

INFORMATION REGARDING GGB	3

NOTICE REGARDING CERTAIN OTHER INFORMATION	3

DIRECTORS’ CIRCULAR	3

THE HOSTILE BID	3

APHRIA BOARD’S UNANIMOUS RECOMMENDATIONS	8

COMPELLING REASONS FOR REJECTING GGB’S HOSTILE BID	8

CONCLUSIONS AND RECOMMENDATIONS	19

HOW TO REJECT THE HOSTILE BID	20

HOW TO WITHDRAW YOUR DEPOSITED APHRIA SHARES	20

INTENTION OF DIRECTORS AND OFFICERS WITH RESPECT TO THE HOSTILE BID	20

HISTORICAL RELATIONSHIPS WITH GGB	20

BACKGROUND TO THE HOSTILE BID	21

RESPONSE TO THE HOSTILE BID	23

OPINION OF THE INDEPENDENT COMMITTEE’S FINANCIAL ADVISOR	24

ABOUT APHRIA	24

CAPITAL STRUCTURE OF APHRIA	25

OWNERSHIP OF SECURITIES OF APHRIA	25

PRINCIPAL HOLDERS OF APHRIA SHARES	26

TRADING IN SECURITIES OF APHRIA	26

ISSUANCES OF SECURITIES OF APHRIA	27

OWNERSHIP OF GGB SECURITIES	28

AGREEMENTS BETWEEN GGB AND THE DIRECTORS, OFFICERS AND SHAREHOLDERS OF APHRIA	29

ARRANGEMENTS BETWEEN APHRIA AND ITS DIRECTORS AND OFFICERS	30

MATERIAL CHANGES IN THE AFFAIRS OF APHRIA	36

OTHER MATERIAL INFORMATION	36

STATUTORY RIGHTS	36

APPROVAL OF THE DIRECTORS’ CIRCULAR	36

CONSENT OF SCOTIABANK	37

CERTIFICATE	38

Schedule A GLOSSARY	1

Schedule B OPINION OF SCOTIABANK	1

GENERAL INFORMATION

Certain capitalized terms used in this Directors’ Circular, including the letter to Aphria Shareholders and the schedules attached hereto (the “Directors’ Circular”), have the respective meanings set out in the Glossary attached as Schedule “A” to this Directors’ Circular, unless such term is defined elsewhere in this Directors’ Circular. Unless otherwise indicated, information in this Directors’ Circular is given as at February 5, 2019.

Calculations of percentage amounts or amounts per common share of Aphria (“Aphria Share”) set forth in this Directors’ Circular are based on (i) 250,306,607 Aphria Shares outstanding on a non-diluted basis, and 260,583,504 Aphria Shares outstanding on a fully-diluted basis as of the close of business on February 5, 2019, and (ii) 183,020,397 GGB Shares and 38,194 PV Shares outstanding on a non-diluted basis and 210,234,615 GGB Shares and 38,194 PV Shares outstanding on a fully-diluted basis as of the close of business on January 21, 2019.

Except as otherwise indicated in this Directors’ Circular all references to dollar amounts (“Canadian Dollars”, “$” and “C$”) are to the currency of Canada.

FORWARD-LOOKING STATEMENTS

Certain statements in this Directors’ Circular, including the discussion of the reasons for the recommendation of the Aphria Board that the Aphria Shareholders reject the Hostile Bid, contain forward-looking information and/or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). The words “may”, “will”, “would”, “should”, “could”, “expects”, “forecasted”, “exposed”, “unlocks” “plans”, “intends”, “trends”, “indicates”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

Examples of such forward-looking statements in this Directors’ Circular include, but are not limited to, expectations regarding: Aphria’s prospects for growth and expansion plans at its facilities and the capacity thereof; advancement of international projects; the performance of Aphria’s business and operations; operational scope; operations; share price; the ability to realize expected value; market opportunities; accretion or synergies; fluctuations in investor perceptions of Aphria; shareholder value creation; statements regarding the execution of Aphria’s strategic plans; the near and long-term consequences of the Hostile Bid; and expectations regarding the cannabis industry in general.

Forward-looking statements contained in this Directors’ Circular are based on a number of estimates and assumptions including, but not limited to, assumptions as to: competitive conditions in the cannabis industry; general economic conditions; and changes in laws, rules and regulations applicable to Aphria and its business. Estimates and assumptions made by Aphria are made as of the date of this Directors’ Circular or as of the date specifically stated in light of its experience and perceptions of historical trends, current conditions and expected future developments, as well as other factors that the management of Aphria believes are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct.

In addition to being subject to a number of estimates and assumptions, forward-looking statements in this Directors’ Circular involve known and unknown risks and uncertainties, general and specific, and other factors that may cause, individually or in the aggregate, actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including, but not limited to: the Hostile Bid, including the results of Aphria Shareholders’ decisions to tender; the failure of parties to satisfy conditions and the waiver of those conditions, as applicable; fluctuations and changes in GGB’s or Aphria’s operations, financial results and public disclosure; dependence on key products; fluctuations in market perception and share price of Aphria or GGB; reliance on Aphria’s key personnel and employees; competition; litigation costs and the outcome of litigation; general operating challenges including general business, economic, financial market, political and regulatory conditions in regions in which Aphria operates; costs of inputs; Aphria’s ability to market products successfully in light of statutory constraints in respect of marketing in the cannabis industry; anticipated and unanticipated costs; the timely receipt of any regulatory approvals; the application of environmental laws; the impact of increasing competition; unfavourable Canadian and international economic conditions; the impact of currency fluctuations; inability to manage expected growth; potential decline of product demand; expectations for future growing capacity and costs, the completion of any capital project or expansions including the ability of Aphria to execute on long-term and short-term strategic priorities, and expectations with respect to future production costs; loss of markets; foreign operations generally, and differences among various jurisdictions; reputational risks; income taxes; insufficient insurance coverage; natural events; heavily regulated industry; legal and regulatory requirements and changes relating to the cannabis industry; inability to access sufficient capital from internal and external sources, and/or inability to access sufficient capital on favourable terms; the ability of Aphria to implement its business strategies; competition; crop failure; modifications in local licensing regimes; exposure to local laws and regulations and significant barriers to entry. Readers are cautioned that the preceding list is not exhaustive of all possible risks and other factors that could also adversely affect Aphria’s business and operations. For more detailed information, refer to the risks and uncertainties including risks in the cannabis industry identified in Aphria’s public disclosure including in its most recent interim filings and Annual Information Form dated July 31, 2018, filed with the applicable securities regulatory authorities in Canada and the United States, which are available under Aphria’s issuer profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The Aphria Board believes that the expectations reflected in the forward-looking statements contained in this Directors’ Circular are reasonable as at the date hereof, but no assurance can be given that these expectations will prove to be correct, as actual results and future events could materially differ from those anticipated in such statements. In addition, although Aphria and the Aphria Board have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this Directors’ Circular. Except as required by law, neither the Aphria Board nor Aphria undertakes any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements contained in this Directors’ Circular are expressly qualified by this cautionary statement.

NOTICE TO NON-CANADIAN SHAREHOLDERS

The Hostile Bid to which this Directors’ Circular relates is made for the securities of a Canadian issuer. This Directors’ Circular has been prepared by Aphria in accordance with disclosure requirements under applicable Canadian law. Aphria Shareholders in the United States and otherwise outside of Canada should be aware that these requirements may be different from those of the United States and other jurisdictions. Aphria prepares its financial statements in accordance with IFRS. These financial statements may not be comparable to financial statements of United States companies and other non-Canadian companies.

It may be difficult for Aphria Shareholders in the United States and otherwise outside of Canada to enforce their rights and any claim they may have arising under United States federal securities laws or the securities laws of other non-Canadian jurisdictions since Aphria is a corporation continued under the laws of Ontario, certain of the officers and directors of Aphria reside in Canada, some of the experts named herein reside in Canada and a portion of the assets of Aphria and the other above-mentioned Persons are located in Canada. Aphria Shareholders in the United States and otherwise outside of Canada may not be able to sue Aphria or its officers or directors in a foreign court for violation of United States federal securities laws or the securities laws of other non-Canadian jurisdictions. It may be difficult to compel such parties to subject themselves to the jurisdiction of a foreign court or to enforce a judgment obtained from a court of the United States or other non-Canadian court’s judgment. This transaction and the accompanying Directors’ Circular have not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the accompanying Directors’ Circular.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

INFORMATION REGARDING GGB

Certain information herein, including forward-looking statements, relating to GGB and the Hostile Bid has been derived from, and the Aphria Board and Aphria have relied on, without independent verification, the information contained in the GGB Circular and other public sources. Neither the Aphria Board nor Aphria has independently verified such information or assumes any responsibility for the accuracy or completeness of such information or for any failure by GGB to disclose events that may have occurred or that may affect the significance or accuracy of any such information.

NOTICE REGARDING CERTAIN OTHER INFORMATION

Aphria is a reporting issuer or equivalent in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland, and files its continuous disclosure documents and other documents with the applicable securities regulatory authorities in each such jurisdiction and with the SEC. Certain information in this Directors’ Circular has been taken from or is based on documents that are expressly referred to in this Directors’ Circular. All summaries of, and references to, documents that are specified in this Directors’ Circular as having been filed, or that are contained in documents specified as having been filed on SEDAR or with the SEC on EDGAR, are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under Aphria’s issuer profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Aphria Shareholders are urged to read carefully the full text of those documents provided that, for greater certainty, any such documents are expressly not incorporated by reference into this Directors’ Circular.

Aphria has quoted from publicly available analyst reports in this document. These analysts have not consented to the inclusion of all or any portion of their reports in this document. None of the firms employing such analysts were advisors to Aphria as at the dates of such analysts’ reports.

Aphria has obtained the market and industry data presented in this Directors’ Circular from a combination of internal company surveys, its management’s estimates and third-party information. While Aphria believes its internal surveys, third-party information (including industry and market forecasts) and the estimates of its management are reliable, it has not verified them, nor have they been verified by any independent sources. Additionally, while Aphria is not aware of any misstatements regarding the market and industry data presented in this Directors’ Circular, such data involves risks and uncertainties and is subject to change based on various factors, including those factors discussed under “Forward-Looking Statements”.

DIRECTORS’ CIRCULAR

This Directors’ Circular is issued by the Aphria Board in connection with the unsolicited offer to acquire all of the outstanding Aphria Shares (the “Hostile Bid”) made by GGB to acquire all of the outstanding Aphria Shares.

THE HOSTILE BID

GGB has made an offer to acquire all of the Aphria Shares, including any Aphria Shares that may become issued and outstanding after the date of the Hostile Bid but prior to the Expiry Time (defined below) upon the exercise, conversion or exchange of options, warrants, debentures or other securities of Aphria that are exercisable for, convertible into or exchangeable for Aphria Shares, subject to the terms and conditions described in the circular filed by GGB with the applicable securities regulatory authorities in Canada on January 22, 2019 (the “GGB Circular”). The Hostile Bid offers Aphria Shareholders consideration of 1.5714 GGB Shares for each Aphria Share acquired. The Hostile Bid is currently scheduled to expire at 5:00 p.m. (Toronto time) on May 9, 2019 (the “Expiry Time”), unless extended, accelerated or withdrawn by GGB in accordance with its terms. The GGB Circular is available under Aphria’s issuer profile on SEDAR at www.sedar.com. Capitalized terms in this section not defined herein have the meaning set forth in the GGB Circular.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The Hostile Bid is subject to numerous conditions, which must be satisfied or, where permitted, waived at the Expiry Time by GGB. The conditions are also described in the GGB Circular and include the following:

1.	More than 66⅔% of the Aphria Shares (calculated on a fully-diluted basis) held by Aphria Shareholders who are not Interested Aphria Shareholders, having been validly tendered to the Hostile Bid and not validly withdrawn;

2.	The Regulatory Approvals and all other third party approvals, licenses, permits, authorizations and clearances considered necessary by GGB in relation to the Hostile Bid, including those considered necessary or reasonably appropriate by GGB to operate the business of the combined company following completion of the Hostile Bid in compliance with applicable Laws, having been obtained on terms satisfactory to GGB in its sole judgment;

3.	There is not any prohibition at Law existing against GGB making the Hostile Bid or taking up and paying for Aphria Shares under the Hostile Bid or completing any Compulsory Acquisition or Subsequent Acquisition Transaction in respect of any Aphria Shares not acquired under the Hostile Bid;

4.	The Registration Statement having become effective under the U.S. Securities Act and not becoming subject to a stop order or a proceeding seeking a stop order;

5.	Aphria having not adopted or implemented a shareholder rights plan or taken any other action that provides rights to the Aphria Shareholders to purchase any securities of Aphria as a result of the Hostile Bid or any Compulsory Acquisition or Subsequent Acquisition Transaction;

6.	Except to the extent publicly disclosed in a filing with a Securities Regulatory Authority prior to December 28, 2018, neither Aphria nor its subsidiaries having declared, paid, or made, or resolved to recommend, declare, pay or make, any bonus issue, dividend or other distribution (whether in cash or otherwise) on any of its securities (including any Aphria Shares);

7.	Except to the extent publicly disclosed in a filing with a Securities Regulatory Authority prior to December 28, 2018, neither Aphria nor its subsidiaries having purchased, redeemed or repaid, or proposed to purchase, redeem or repay any of its securities (including any Aphria Shares);

8.	Except to the extent publicly disclosed in a filing with a Securities Regulatory Authority prior to December 28, 2018, neither Aphria nor its subsidiaries having amended, or proposed or authorized any amendment to, their respective articles or bylaws (or other similar organizational documents);

9.	Neither Aphria, nor any of its affiliates or subsidiaries, nor any other person having taken any action or authorized, recommended, proposed or announced an intention to take any action: (i) that has had or could have the effect (as determined by GGB in its sole judgment) of impairing the ability of GGB to acquire Aphria Shares, diminishing in any respect the expected economic value to GGB of the acquisition of Aphria, or making the acquisition of Aphria more costly in any material respect to GGB, or (ii) that would (as determined by GGB in its sole judgement) make it inadvisable for GGB to proceed with the Hostile Bid, to take up and pay for Aphria Shares deposited under the Hostile Bid or to complete any Compulsory Acquisition or Subsequent Acquisition Transaction in respect of any Aphria Shares not acquired under the Hostile Bid, including, without limitation, any of the following:

(a)	any sale, disposition or other dealing (or entry into any agreement with respect thereto) relating to any of the assets of Aphria or any of its affiliates, other than any sales of Aphria’s products in the ordinary course of business consistent with past practice;

(b)	the incurrence or issuance of any debt obligations, debt securities or other liabilities, any amendment to any debt or other similar agreements, or taking any steps in the furtherance of the foregoing (including entry into any agreements relating to the foregoing), other than incurrence of immaterial debt obligations in the ordinary course of business consistent with past practice;

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

(c)	the making of or committing to make any capital expenditure by Aphria or any of its affiliates, other than immaterial capital expenditures incurred in the ordinary course of business consistent with past practice;

(d)	any change to the capitalization of Aphria or any of its subsidiaries, including, without limitation, any issuance, authorization, or proposal regarding the issuance or sale of any Aphria Shares, other securities of Aphria or Convertible Securities (other than in connection with the exercise of any Convertible Securities outstanding as of December 28, 2018, in accordance with their terms existing as of December 28, 2018);

(e)	any acquisition from a third party of material assets or securities by Aphria or any of its affiliates, any reorganization of Aphria and its affiliates, or any takeover bid (other than the Hostile Bid), merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving Aphria or any of its subsidiaries or affiliates;

(f)	undertaking any transaction that would prevent GGB obtaining, if otherwise available, a “bump” in the tax cost of the property of Aphria in accordance with paragraph 88(1)(d) of the Tax Act, or any transaction that would reduce the amount of the “bump”, if otherwise available;

(g)	the waiving, releasing, granting, transferring or amending of any rights or liabilities under (A) any existing material contract, including those with respect to any joint ventures or material properties or projects, or (B) any other material license, lease, permit, authorization, concession, contract, agreement, instrument or other document; or

(h)	except as may be required by Law, adopting any new, or materially amending, varying, modifying any existing, bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits, whether or not as a result of or in connection with the transactions contemplated by the Hostile Bid and the GGB Circular;

10.	GGB having determined, in its sole judgment, that no act, action, suit or proceeding shall have been taken, commenced or threatened before or by, and no judgement or order shall have been issued by, any Governmental Entity or by any elected or appointed public official or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law, and no Law shall have been proposed, enacted, promulgated or applied, in any case:

(a)	challenging the validity of the Hostile Bid or GGB’s ability to maintain or complete the Hostile Bid or operate the business of the combined company as GGB deems appropriate, in its sole discretion, after completion of the Hostile Bid;

(b)	to cease trade, enjoin, prohibit or impose material and adverse limitations, damages or conditions on the purchase by or the sale to GGB of the Aphria Shares or the right of GGB to own or exercise full rights of ownership of the Aphria Shares following completion of the Hostile Bid;

(c)	which, if the Hostile Bid (or any Compulsory Acquisition or Subsequent Acquisition Transaction with respect to the Aphria Shares) were consummated, could, individually or in the aggregate, give rise to a material adverse change in respect of Aphria or GGB; or

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

(d)	seeking to prohibit or limit the ownership or operation by GGB of any material portion of the business or assets of Aphria or any of its subsidiaries or to compel GGB or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of Aphria or any of its subsidiaries following completion of the Hostile Bid (or any Compulsory Acquisition or Subsequent Acquisition Transaction);

11.	GGB having determined, in its sole judgment, that there does not exist and there shall not have occurred or been publicly disclosed since December 28, 2018 any event, effect, change, circumstance, development or occurrence that, individually or in the aggregate, constitutes a material adverse change or could give rise to a material adverse change in respect of Aphria;

12.	Each of Aphria and its subsidiaries having carried on their respective businesses in the ordinary course of business consistent with past practice at all times on or after December 28, 2018 and prior to the Expiry Time;

13.	GGB not becoming aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement made not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Hostile Bid in relation to all matters covered in earlier filings), in any document filed by or on behalf of Aphria or any of its subsidiaries with any of the Securities Regulatory Authorities or a similar securities regulatory authority in the United States or elsewhere or with any other Governmental Entity anywhere in the world;

14.	GGB having determined, in its sole judgment, that:

(a)	no material license, right, permit, franchise, indenture, instrument or agreement to which Aphria or any of its subsidiaries or affiliates is a party or by which Aphria or any of its subsidiaries or affiliates is bound would, if the Hostile Bid, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, be impaired or adversely affected (including as a result of any vesting or acceleration of an obligation or the performance an obligation becoming due prior to a stated date (in each case, either immediately, or after notice or passage of time or both)), if such impairment or effect, individually or in the aggregate, could constitute a material adverse change or otherwise materially reduce the value to GGB of the Aphria Shares it proposes to acquire under the Hostile Bid; and

(b)	no covenant, term or condition (individually or in the aggregate) exists in any material license, right, permit, franchise, indenture, instrument or agreement to which Aphria or any of its subsidiaries or affiliates is a party or by which Aphria or any of its subsidiaries or affiliates is bound which, if the Hostile Bid, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated could:

(i)	result in the creation or acceleration of any material liability or obligation of GGB, Aphria or any of their respective affiliates;

(ii)	result in any default under or cause the suspension or termination of, or give rise to any right of any person to suspend or terminate, any such license, right, permit, franchise, indenture, instrument or agreement;

(iii)	limit or otherwise adversely affect any material right or benefit of Aphria or any of its affiliates under, or reduce the value, in any material respect, of any such license, right, permit, franchise, indenture, instrument or agreement; or

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

(iv)	adversely impact the ability of GGB to acquire, redeem or decease any Convertible Securities that have not been converted into, exchanged for or otherwise become Aphria Shares at the Expiry Time or, to complete the Hostile Bid, a Compulsory Acquisition or a Subsequent Acquisition Transaction;

15.	GGB having obtained the approval of its shareholders to issue the GGB Shares pursuant to the Hostile Bid in accordance with the policies of the CSE;

16.	Neither GGB nor any of its affiliates having entered into a definitive agreement or an agreement in principle with Aphria providing for a plan of arrangement, amalgamation, merger, acquisition of assets or other business combination with Aphria or for the acquisition of securities of Aphria or for the commencement of a new offer for the Aphria Shares, pursuant to which GGB has determined that the Hostile Bid will be terminated;

17.	GGB having determined, in its sole judgment, that none of the following events or circumstances have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in Canada or the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal, provincial, territorial, or state authorities in Canada or the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event which, in the sole judgment of GGB, might materially affect, the extension of credit by banks or other lending institutions, (iv) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving Canada or the United States or any attack on, or outbreak or act of terrorism involving, Canada or the United States, (v) a material change in the Canadian dollar, the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (vi) any change in the general political, capital market, economic or financial conditions in Canada, the United States or other jurisdictions in which Aphria or its affiliates do business (including any major stock exchange indices in Canada or the United States), that could, in the sole judgment of GGB, have a material and negative effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Aphria or any of its affiliates or the trading in, or value of, Aphria Shares, (vii) in the case of any of the foregoing existing at the time of commencement of the Hostile Bid, a material acceleration or worsening thereof, or (viii) any decline in the S&P/TSX Composite Index, the Dow Jones Industrial Average, the S&P Index of 500 Industrial Companies, or any other stock market index on which either Aphria or GGB are listed or traded at the time of the commencement of the Hostile Bid by a material amount measured from the close of business at the time of commencement of the Hostile Bid;

18.	GGB having been provided with, or been given access to, in a timely manner, all non-public information relating to Aphria and its subsidiaries and affiliates, including access to management of Aphria, as has been, or may on or after the date of the Hostile Bid, be given, provided or made available by Aphria or any of its subsidiaries or affiliates to any other potential acquiror which has commenced a takeover bid or entered into a definitive agreement with Aphria or any of its subsidiaries or affiliates relating to any merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving Aphria or any of its subsidiaries or affiliates on terms and conditions which are more favourable to Aphria Shareholders from a financial point of view than the terms and conditions of the Hostile Bid, on substantially the same terms and conditions as have been imposed on or as may be imposed on any such other potential acquiror, provided that no such term or condition shall be imposed on GGB that would be inconsistent with, or would render GGB unable to make, the Hostile Bid or a revised offer, to take up and pay for any Aphria Shares deposited under the Hostile Bid or a revised offer or to complete the acquisition of the Aphria Shares pursuant to the terms of the Hostile Bid or to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction; and

19.	GGB not becoming aware of any information corroborating in any material respect the statements contained in the Report (as defined below), including, but not limited to, statements relating to Aphria’s business practices, operations, and financial condition, which would lead GGB to reasonably conclude that the statements made in the Report are materially accurate.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Although the Financing is not a condition to the Hostile Bid, it is clear that GGB will require the proceeds from the Financing in order to fund the business of the combined entity on a going forward basis. Without such funds, the Aphria Board and management believe that GGB would neither have the resources, nor be in a financial position to fund the business growth of the combined entity in the manner stated in the Hostile Bid.

APHRIA BOARD’S UNANIMOUS RECOMMENDATIONS

The Aphria Board has carefully reviewed and considered the Hostile Bid, with the benefit of advice from legal and financial advisors.

The Aphria Board believes that the Hostile Bid fails to recognize the full and fair value of Aphria and its business and is an attempt by GGB to acquire Aphria without offering adequate consideration to Aphria Shareholders.

After due consideration of the Hostile Bid, with the assistance of Aphria’s legal and financial advisors, the Aphria Board, following receipt of the recommendation of the Independent Committee, has unanimously concluded that the Hostile Bid is undervalued and inadequate and not in the best interests of Aphria, Aphria Shareholders or its other stakeholders. Shawn Dym abstained from voting on the Hostile Bid as a result of his recent prior relationship with GGB. See “Historical Relationships with GGB” on page 20.

The Aphria Board unanimously recommends that Aphria Shareholders REJECT the Hostile Bid by taking no action – DO NOT TENDER your Aphria Shares.

The Aphria Board UNANIMOUSLY recommends that any Aphria Shareholder who has tendered its Aphria Shares to the Hostile Bid WITHDRAW those Aphria Shares.

Aphria Shareholders who already have tendered their Aphria Shares to the Hostile Bid and who wish to obtain assistance in withdrawing them are urged to contact their broker or Laurel Hill Advisory Group, at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

COMPELLING REASONS FOR REJECTING GGB’S HOSTILE BID

The following is a summary of the principal reasons for the Aphria Board’s unanimous recommendation that Aphria Shareholders REJECT the Hostile Bid by taking no action and NOT TENDERING their Aphria Shares.

1.	The Hostile Bid significantly undervalues Aphria relative to its current and future worth

GGB is offering Aphria Shareholders a 23% discount on their investment in Aphria

Based on the 20-day volume weighted average price of $3.56 per GGB Share on the CSE for the period ending December 27, 2018, the date that GGB publicly announced its intention to launch the Hostile Bid, and the expressed exchange ratio of 1.5714 GGB Shares for each Aphria Share, the implied consideration under the Hostile Bid would be $5.59 per Aphria Share, being a 23% DISCOUNT to the volume weighted average price of Aphria Shares of $7.26 on all Canadian exchanges over the same period.

Based on the closing price of $5.87 per GGB Share on the CSE on February 4, 2019, the implied consideration under the Hostile Bid would be $9.22 per Aphria Share, a 35% DISCOUNT to Aphria’s closing price on the TSX of $14.21 per share on February 4, 2019.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

This is in sharp contrast to the 46% median premium to 20-day VWAP observed in other transactions in the cannabis sector involving other Canadian licensed producers identified below.

GGB is Attempting to Buy Aphria at a Steep Discount

(1)	Unaffected date as of November 30, 2018.
(2)	Unaffected date as of May 2, 2018.
(3)	Unaffected date as of November 14, 2017; premium to spot and 20-day VWAP for initial offer announced post-market close on November 14, 2017 was 57% and 75%, respectively.

The timing of the Hostile Bid is highly opportunistic

Specifically, GGB timed the Hostile Bid to:

•	exploit uncertainty about the Special Committee process and recent executive changes;

•	pre-empt Aphria’s ability to generate material free cash flow once operations are fully licenced and operating at capacity; and

•	deny Aphria Shareholders the opportunity to fully realize the value of its recent international expansion.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

GGB’s Bid is Highly Opportunistic and Timed to Coincide with a Temporarily Depressed Share Price

Source: Capital IQ.

(1)	Represents share price performance for the Horizons Marijuana Life Sciences Index ETF.
(2)	Represents share price performance for the S&P TSX Composite Index.

Aphria Shareholders, sell-side analysts and influential commentators agree that the Hostile Bid is undervalued and inadequate

•	“Aphria’s shares now trade at a 27% premium to the price Green Growth Brands Inc. has proposed to pay for the company in an unsolicited takeover bid. That’s the second-widest gap of 107 pending buyout deals tracked by Bloomberg.” (Bloomberg – January 31, 2019) [emphasis added]

•	“The lack of a takeout premium together with shareholders having to accept less liquid paper is likely to be a significant hurdle in GGB being able to garner support for the offer… We also believe that certain institutional shareholders of APHA are likely unable to own the equity of a cannabis company with direct US exposure, adding a further obstacle.” (Cormark Securities – January 23, 2019) [emphasis added]

•	“We see no compelling reason for APHA shareholders to tender to the current offer. While we can appreciate GGB’s interest in APHA and believe that the offer serves to highlight the quality of APHA’s Canadian market positioning and asset base, GGB is clearly being opportunistic and we think the bid undervalues the company. As a result, we reiterate our Buy (S) rating and $15.00 target price.” (Cormark Securities – January 23, 2019) [emphasis added]

•	“…we believe that ultimately this bid will not entice a majority of Aphria shareholders. The currently nonexistent takeout premium implies to us that GGB views the pro forma company's upside so attractive that it need not offer a more traditional premium, but Aphria owners may not be inclined to agree.” (CIBC – January 23, 2019) [emphasis added]

•	“Surprising and not attractive. GGB is a US based cannabis company with licenses in Nevada and Massachusetts. The company is new with TTM revenues less than $20m…As it stands, GGB’s potential offer is not attractive given its highly conditional nature and given it lacks a takeover premium.” (GMP – December 28, 2018) [emphasis added]

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

•	“We view the bid as opportunistic given a weak share price…Based on recent share prices some may argue GGB's bid is a low-ball offer.” (Scotiabank – December 28, 2018) [emphasis added]

•	“In its current form we think the offer is unlikely to get across the finish line, as: (1) it's an all-stock deal with share prices facing significant volatility, and GGB recently traded tangibly lower; (2) GGB’s relatively small market cap (~$1B GGB vs. ~$2B Aphria) may make the deal less palatable given the need for significant equity dilution; (3) GGB only has support from ~10% of Aphria shareholders; (4) the offer includes significant escape clauses; and (5) GGB's initial friendly offer has already been rejected by Aphria's board. We view GGB’s offer as a vote of confidence in Aphria's platform, and given depressed share prices we wouldn't be surprised if other companies saw a similar opportunity.” (Scotiabank – December 28, 2018) [emphasis added]

Equity research analysts that cover Aphria have an average price target of $15.63 per share, representing a 10%, premium to Aphria’s closing share price as of February 4, 2019. Based on GGB’s closing share price on February 4, 2019, the Hostile Bid represents a 41% discount to Aphria’s average analyst target price. GGB’s own financial advisor, Canaccord Genuity, has a price target of $18.00 per Aphria Share, representing a 27% premium to Aphria’s closing price as of February 4, 2019. Based on GGB’s closing price on February 4, 2019, the Hostile Bid represents a 49% discount to Canaccord Genuity’s target price for Aphria.

Analysts Expect Significant Aphria Share Price Appreciation

(1)	Based on GGB’s share price of $5.87 as of February 4, 2019 and the exchange ratio of 1.5714x expressed in the Hostile Bid.
(2)	As of December 31, 2018.
(3)	Source: Bloomberg.

The Hostile Bid will significantly dilute Aphria shareholders while allowing GGB to participate in Aphria’s future upside potential at a discount. Based on the target prices of Canaccord, GGB’s own advisor, the implied exchange ratio would be 3.27x, more than double GGB’s opportunistic offer of 1.57x.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

GGB’s Financial Advisor Sees More Upside in Aphria than GGB

(1)	Canaccord target price relative to share price as of February 4, 2019.
(2)	Target price as of December 31, 2018.
(3)	Target price as of December 11, 2018.

Aphria has received an inadequacy opinion from Scotiabank

Scotia Capital Inc. (“Scotiabank”) has delivered a written opinion to the Independent Committee that, as of February 5, 2019 and based on and subject to the assumptions, limitations and qualifications set forth therein and other such matters that Scotiabank considered relevant, the consideration offered under the Hostile Bid for the Aphria Shares is inadequate, from a financial point of view, to the Aphria Shareholders, other than GGB and its affiliates. A copy of the opinion of Scotiabank is attached to this Directors’ Circular as Schedule “B”. See also “Opinion of the Independent Committee’s Financial Advisor” on page 25. The opinion was provided for the information and assistance of the Independent Committee in connection with their consideration of the Hostile Bid. The opinion does not constitute a recommendation to Aphria Shareholders as to whether they should tender their Aphria Shares to the Hostile Bid. The Aphria Board recommends that you read the opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations and qualifications on the reviews undertaken.

2.	The combination of Aphria with GGB would have negative repercussions, including delisting from the TSX and NYSE, that could destroy value for Aphria Shareholders, with minimal offsetting operational, financial or strategic benefits

The combined company would be prohibited from listing on the TSX and the NYSE

Given GGB’s direct and indirect U.S. cannabis activities, which are illegal federally in the U.S., the combined company would be prohibited from listing on the TSX and NYSE, which will:

•	significantly reduce Aphria Shareholders’ liquidity:

o	from November 13, 2018 (the first day on which GGB commenced trading on the CSE) to December 27, 2018 (last day of trading before GGB press release of its intention to launch the Hostile Bid), daily trading for GGB averaged 0.5 million shares while Aphria averaged 27.6 million shares; and

o	comparable cannabis companies dually listed on the TSX and NYSE / NASDAQ, such as Aphria, have an average daily trading volume which is 10.5x greater, as a percentage of float, than CSE-listed companies.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Delisting from the TSX / NYSE Would Significantly Reduce Shareholder Liquidity

Source: Bloomberg.

Note: Includes major CSE-listed cannabis companies and all cannabis companies dual-listed on the TSX and NYSE / NASDAQ except HEXO as it commenced trading after December 27, 2018.

(1)	Represents average daily trading volume over the 30 trading days up to and including December 27, 2018; for companies that had fewer than 30 trading days prior to December 27, 2018, represents average daily trading volume for all available days.

•	significantly reduce Aphria Shareholders’ ability to leverage their Aphria Shares since many brokers do not allow margin on CSE-listed shares;

•	significantly reduce Aphria’s access to capital by eliminating certain investors from the shareholder base who are restricted from holding, or choose not to hold, shares in CSE-listed companies or U.S.-based cannabis assets, possibly creating selling pressure on Aphria Shares; and

•	significantly undermine Aphria’s ability to retain top management and directors if the combined company is perceived to have a lower profile and/or the value of the combined company’s equity incentive awards are perceived to be of lower value.

In addition to being delisted from the TSX and NYSE, given GGB’s U.S.-based cannabis operations and assets, the combined company would likely draw significantly less interest from strategic partners

o	“…a large proportion of Canadian LPs refraining from conducting business in jurisdictions in which cannabis remains federally illegal. The ability for an LP to attract a Fortune 500 strategic partner would also be significantly inhibited if it had US asset exposure.” (Eight Capital – December 28, 2018);

o	“...you take the domestic companies off the table because of the sensitivity we have to only operating in businesses that are federally legal…” (Altria Chairman & CEO, Howard Willard – December 20, 2018);

o	“…the difficulties in investing in that category, particularly in the U.S. where federally these things are still not legal, are quite a considerable challenge.” (PepsiCo Vice Chairman & CFO, Hugh Johnston – October 2, 2018); and

o	“Until it’s legal on a federal level, we won’t be able to participate in the U.S. market.” (Constellation Brands President & CEO Rob Sands interview with CNBC – August 15, 2018).

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The following table summarizes certain recent equity investments and select joint ventures or other partnerships in the cannabis industry along with the exchange the cannabis company’s securities were listed on at the time of the transaction. All cannabis companies that have received strategic investments or formed strategic partnerships are listed on the TSX and/or major U.S. exchanges.

Combination Will Limit Strategic Partnership Interest

Note: ‘Date’ represents announcement date; ‘Exchange’ represents all major exchanges on which the cannabis company was listed as of the announcement date.

Source: Company filings.

(1)	No investment in Tilray made by AB InBev; however, each company intends to invest up to US$50 million in the newly formed joint venture.

3.	Aphria Shareholders would be giving GGB Shareholders a 36% interest in Aphria as well as control of management and the board, in exchange for shares in a company with limited operations and experience in the cannabis industry

GGB’s ownership of the combined company and control of management and the board would be vastly out of proportion to their contribution to it, by any relevant measure of value, including revenue, production infrastructure or volumes, assets, cash, management strength, relevant expertise or licences. Aphria would only own 64% of the pro forma company despite contributing over 90% of current financial metrics and operational capabilities.

GGB is a nascent U.S. retail concept and would contribute little to Aphria’s established cannabis operations.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

GGB’s Proposed Ownership of the Combined Company is Vastly out of Proportion to Their Contribution

Source: Company filings.

(1)	Excluding $300 million financing that GGB intends to complete post-acquisition which will further dilute Aphria Shareholders.
(2)	Assets based on property, plant, and equipment.
(3)	Expansion pending Health Canada approval.
(4)	Average daily volume from commencement of GGB trading on November 13, 2018 to December 27, 2018.

Aphria Shareholders’ exposure to any upside in Aphria’s share price would be diluted

Combining with GGB would dilute Aphria Shareholders’ exposure to Aphria’s considerable future upside, 36% of which would have to be shared with GGB Shareholders. GGB’s proposed Financing would further dilute Aphria Shareholders by up to an additional 4% and, if the backstop commitment is required, GGB insiders will benefit from such dilution.

There are no material synergies that can be realized by combining the companies

A combination of GGB and Aphria would not result in any material synergies given the minimal geographic or operating overlap. U.S. federal law would prohibit GGB from shipping Aphria’s product, including raw materials or ingredients, into the United States.

4.	A combination with GGB would significantly increase risk for Aphria Shareholders given GGB’s limited experience in the cannabis industry, the significant downside risk associated with the GGB Shares and the lack of guaranteed financing

GGB and its management has limited experience in the cannabis industry

GGB has a limited track record and minimal experience as a public company, having just gone public through a reverse take-over in November 2018. Furthermore, GGB and its management have no established experience in the cannabis industry or knowledge of regulated industries.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Aphria Shareholders would be exposed to significant downside risk with respect to the price of the GGB Shares

Aphria Shareholders would be exposed to significant downside risk by accepting GGB Shares at their current price, versus the historical $2.70 – $3.50 trading range prior to submission of a confidential proposal to Aphria’s board on December 18, 2018. Aphria Shareholders should also consider the significant increase in volume and price leading up to the formal commencement of the Hostile Bid despite there being no material financial news related to GGB.

GGB’s Outlook is Highly Uncertain

Source: Capital IQ.

(1)	Increase in share price from November 13, 2018 to December 17, 2018.
(2)	Increase in share price from December 17, 2018 to December 27, 2018.
(3)	Increase in share price from December 27, 2018 to January 22, 2019.
(4)	Volume weighted average price from November 13, 2018 to December 17, 2018.
(5)	Volume weighted average price from December 18, 2018 to December 27, 2018.
(6)	Volume weighted average price from December 28, 2018 to January 22, 2019.
(7)	Volume weighted average price from January 23, 2019 to February 4, 2019.

GGB seeks to take advantage of a recent increase in the market price of GGB Shares. During the 5 weeks leading up to the formal commencement of the Hostile Bid, GBB’s share price increased from a closing price of $3.10 on December 17, 2018, the last trading day prior to the date of the Proposal, to a closing price of $5.99 on January 21, 2018, an increase of approximately 93%.

GGB management has outlined an extremely aggressive forecast

There is no guarantee that GGB will be able to fund the capital requirements of the combined company, let alone its own capital expenditures, which, according to GGB`s January 2019 investor presentation, are expected to be in excess of US$100 million over the next three years.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

There is no guarantee that the Financing will be completed in whole or in part

The completion of the Financing is not a condition of the Hostile Bid. There is no guarantee that GGB will be able to complete its proposed Financing, having already backtracked on its expectation that insiders would backstop the entire amount. Aphria Shareholders have no assurance that GGB will have the ability to fund the capital requirements of the combined company following the Hostile Bid.

•	The backstop commitment is highly conditional

o	Aphria Shareholders should note that the $150 million backstop commitment is highly conditional, is only guaranteed to benefit GGB insiders (who will receive 2,504 proportionate voting shares of GGB (the equivalent of 1,252,000 GGB Shares) regardless of whether they participate in the financing), and allows All Js Greenspace LLC to walk away at any time and at their convenience.

o	“In addition, the contemplated consummation of the concurrent brokered financing of C$300 million… and the contemplated backstop commitment in that regard, are subject to a variety of contingencies and conditions, including satisfactory completion of customary due diligence.” (GGB press release - December 27, 2018)

•	Initially, GGB announced a fully backstopped financing of $300 million

o	“Green Growth expects to complete a concurrent brokered financing of C$300 million, at a price per share of C$7.00, to both illustrate confidence in the value of the consideration under the Offer and to fund the business growth of the combined entity. Green Growth expects that certain of its existing shareholders will commit to backstop the C$300 million financing concurrently with the execution of a business combination agreement with Aphria or the take up of shares under the anticipated offer.” (GGB press release - December 27, 2018) [emphasis added]

•	GGB later announced that the backstop was only $150 million compared to the $300 million initially press released

o	“The Company also announced that it has entered into a commitment letter (the “Commitment Letter”) with All Js Greenspace LLC (the “Investor”), pursuant to which the Investor has agreed, subject to the terms and conditions set forth in the Commitment Letter, to subscribe for and purchase up to $150 million of Green Growth shares (the “Commitment”) as a backstop to the Company’s previously announced intention to complete a $300 million equity financing in connection with the completion of the Offer.” (GGB press release - January 22, 2018) [emphasis added]

The Hostile Bid is highly conditional

The Aphria Board believes that the Hostile Bid is highly conditional at the expense of Aphria and Aphria Shareholders. The Hostile Bid contains a significant number of conditions which must be satisfied or waived before GGB is obligated to take up and pay for any Aphria Shares tendered to the Hostile Bid. Many of the conditions are not subject to materiality thresholds or reasonableness standards or any other objective criteria, but rather provide GGB with broad latitude to decline to proceed with the Hostile Bid in its sole judgement. By tendering Aphria Shares to the Hostile Bid, GGB would, in effect, have a right, but not an obligation, to acquire Aphria Shares on terms that the Aphria Board views as undervalued and inadequate. It is anticipated that GGB will be required to waive a number of conditions in order for the Hostile Bid to proceed. Furthermore, the Hostile Bid is subject to regulatory review by the SEC, the Competition Bureau, and requires GGB Shareholder approval.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

In addition, if GGB does not complete the acquisition of Aphria Shares tendered to the Hostile Bid because one or more of the numerous discretionary conditions imposed are not fulfilled or waived, the failure of the Hostile Bid could adversely affect the public’s perception of Aphria and its business. Ultimately, Aphria Shareholders face a high risk of non-completion pursuant to the Hostile Bid.

5.	Aphria’s bright outlook, either as an independent company or with a strategic partner, offers Aphria Shareholders substantial potential value creation

Aphria has built a strong foundation for growth

Over the past five years, Aphria has built a strong foundation for a leading global cannabis company in cultivation, manufacturing, research and distribution infrastructure and has invested in key strategic partnerships and alliances to efficiently scale around the world.

Aphria is successfully executing on its strategic plan

Aphria is successfully executing on its strategic plan. Recent milestones include:

•	six established brands in Canada, namely five adult-use brands including Solei, Riff, Goodfields, Good Supply and Broken Coast Cannabis in addition to the Aphria Medical products;

•	signed supply agreements with official distributors in all ten provinces and one territory to provide high-quality, branded cannabis products for the adult-use market in Canada;

•	significant investment in capital project to build a state-of-the-art Extraction Centre of Excellence equipped to conduct a wide range of cannabis extractions, including carbon dioxide, butane and ethanol, and produce world-class cannabis concentrates, including fractionated distillates, positioning Aphria to take full advantage of the shift from cannabis as a product to cannabis as an ingredient;

•	strong quarter-over-quarter growth in most recent results, including an increase in revenue of 63%, and increases in kilogram equivalents of cannabis sold of 92%;

•	market strategy and leadership in Germany where demand is addressed by medical clinics with Shoneberg Hospital, distribution is addressed by the acquisition of CC Pharma and supply is addressed by imports and/or in country cultivation for both medical cannabis and CBD;

•	the completion of Phase IV and Phase V expansions of Aphria One and completed retrofit of Aphria Diamond, both of which have currently pending applications before Health Canada, which will increase Aphria’s production capacity (including production for Broken Coast) from 35,000 kilograms per year to 255,000 kilograms per year;

•	state-of-the-art automated greenhouses, which are unparalleled in the industry, in addition to refinement; and improvement of its industry leading greenhouse agricultural growing practices that include new lighting strategies, growing techniques and leveraging other “unique to greenhouse” methods, combined with unique engineering changes embedded in its facilities;

•	an exclusive Canadian distribution agreement with Southern Glazers Canadian subsidiary;

•	preferred supplier agreements with Shoppers Drug Mart and Rapid Dose Therapeutics, among others;

•	entered into charter agreement with Drug Free Kids Canada.org to support education, awareness and youth protection with respect to cannabis use;

•	joint venture with Perennial to create innovative, consumer-centric brands and cannabis infused products;

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

•	global footprint with partnerships in Denmark, Malta, Italy, Australia, Lesotho with partners including Schroll (Denmark), CannInvest (Lesotho), and Althea (Australia), Medlab (Australia) and Paraguay (Insumos Medicos S.A.);

•	local operations in international markets including Germany, Italy, Malta, Argentina (ABP and the Province of Jujuy), Colombia and Jamaica; and

•	supporting international clinical trials and cannabis education, including a leading large seizure control study for children with largest children’s hospital, Hospital de Pediatria Garrahan, and an exclusive agreement to develop a medical education platform for physicians in Colombia with the Colombian Medical Federation.

Aphria has multiple options to create substantial near-term value as an independent company

Aphria has multiple options to create substantial near-term value as an independent company, leveraging its existing platform and balance sheet capacity, including:

•	expansion in the global medical-use market, namely Europe, Latin America and the Caribbean;

•	deeper penetration in adult-use markets in Canada;

•	optionality in the U.S. once adult- and/or medical-use cannabis is federally legalized; and

•	product development in the burgeoning cannabis health and wellness sector.

Given strong interest in high-quality cannabis players, other more attractive partnership opportunities may emerge.

CONCLUSIONS AND RECOMMENDATIONS

For the reasons outlined above, the Aphria Board unanimously agrees that the Hostile Bid fails to recognize the full and fair value of Aphria and its business and is an attempt by GGB to acquire Aphria without offering adequate consideration to Aphria Shareholders.

After due consideration of the Hostile Bid, with the assistance of Aphria’s legal and financial advisors, the Aphria Board, following receipt of the recommendation of the Independent Committee, has unanimously concluded that the Hostile Bid is undervalued and inadequate and not in the best interests of Aphria, Aphria Shareholders or its other stakeholders. Shawn Dym abstained from voting on the Hostile Bid as a result of his recent prior relationship with GGB. See “Historical Relationships with GGB” on page 20.

The Aphria Board unanimously recommends that Aphria Shareholders REJECT the Hostile Bid by taking no action – DO NOT TENDER your Aphria Shares

The Aphria Board UNANIMOUSLY recommends that any Aphria Shareholder who has tendered its Aphria Shares to the Hostile Bid WITHDRAW those Aphria Shares.

The foregoing summary of the information and factors considered by the Aphria Board is not intended to be exhaustive of the information, factors and analysis considered by the Aphria Board in reaching its conclusions and recommending that Aphria Shareholders reject the Hostile Bid, but includes the material information, factors and analysis considered by the Aphria Board in reaching its conclusions and recommendations. The Aphria Board evaluated various factors summarized above in light of its own knowledge of the business, financial condition and prospects of Aphria, and taking into account the advice of Aphria’s legal and financial advisors and the recommendation of the Independent Committee. Given the numerous factors considered in connection with its evaluation of the Hostile Bid, the Aphria Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Aphria Board may have given different weight to different factors.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Aphria Shareholders should consider the terms of the Hostile Bid carefully and come to their own decision as to whether to accept or reject the Hostile Bid.

HOW TO REJECT THE HOSTILE BID

To reject the Hostile Bid, TAKE NO ACTION – DO NOT TENDER YOUR APHRIA SHARES. Simply disregard any materials provided by GGB.

HOW TO WITHDRAW YOUR DEPOSITED APHRIA SHARES

Aphria Shareholders who already have tendered their Aphria Shares to the Hostile Bid can WITHDRAW them at any time before they have been taken up by GGB pursuant to the Hostile Bid by calling Laurel Hill Advisory Group at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

Aphria Shareholders who hold Aphria Shares through a brokerage firm or other nominee should contact their broker or nominee to withdraw their Aphria Shares on their behalf. If Aphria Shares have been deposited pursuant to the procedures for book-entry transfer, as set out on page 11 of the GGB Circular under the heading “3. Manner of Acceptance – Procedures for Book-based Transfer (CDS and DTC)”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Aphria Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

INTENTION OF DIRECTORS AND OFFICERS WITH RESPECT TO THE HOSTILE BID

All of Aphria’s directors and officers have advised Aphria of their intention, as of the date of this Directors’ Circular, NOT to tender their Aphria Shares to the Hostile Bid. Directors and officers of Aphria, together with their respective associates and affiliates, hold or exercise control or direction over an aggregate of over 9% of the Aphria Shares.

To the knowledge of Aphria’s directors and officers, after reasonable enquiry, no insider of Aphria, no associate or affiliate of any director, officer or other insider of Aphria, no associate or affiliate of Aphria nor any Person acting jointly or in concert with Aphria has accepted or indicated an intention to accept the Hostile Bid.

HISTORICAL RELATIONSHIPS WITH GGB

The Aphria Board believes that it is important for Aphria Shareholders to understand the context in which the Hostile Bid was made in order to better understand the rationale for the Aphria Board’s response to the Hostile Bid and recommendation to REJECT the Hostile Bid as set out in this Directors’ Circular.

GGB and Aphria, and certain of their respective directors, officers and shareholders, have had various business and personal relationships over the past few years.

During 2017, a U.S. entity named Schottenstein Aphria I LLC (the “LLC”), of which five individuals, including Cole Cacciavillani and John Cervini collectively hold a 50.1% interest (with each holding approximately equal shares) with the remaining 49.9% interest held by the members of the Schottenstein family, applied for a cultivation license in the State of Ohio during the window such applications were being accepted. The LLC was not awarded a cultivation licence. Other than the activity to apply for the cultivation licence in the State of Ohio, the LLC has not conducted any business activities and is currently dormant with no plans for any activities. Efforts are currently underway to wind up the LLC. Two other entities, namely Schottenstein Aphria II LLC and Schottenstein Aphria III LLC were ultimately awarded a processing and dispensary licence, respectively, in the State of Ohio. Aphria never had any ownership in these entities. Such licenses are currently assigned to and held by Liberty Health Sciences.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Also during 2017, Aphria invested $2 million in Green Acre Capital Fund I (“GACF”). GACF subsequently made an investment in GGB, and holds 3,847,347 common shares of GGB and 458,333 warrants of GGB. Vic Neufeld held the position of industry advisor to GACF (although no advisory meetings ever took place in which Mr. Neufeld participated nor was Mr. Neufeld ever paid a fee for his services). Shawn Dym is also a managing director of York Plains Investment Corp. (“York Plains”) and a member of the investment committee of GACF. York Plains has a $750,000 investment in GACF. In connection with these investments, Mr. Dym was appointed to the board of GGB and held that position until November 2018.

In September 2018, Vic Neufeld was invited by Aphria’s previous counsel to attend a meeting with Peter Horvath and two other members of the GGB team regarding a proposed investment by Aphria in GGB and a potential joint venture in respect of brand development and retail management between the parties. Mr. Neufeld attended with Mr. Dym. Discussion centred on Aphria investing in GGB and this potential joint venture. Ultimately, Aphria transferred approximately $55 million of assets to GA Opportunities Corp. (“GAOC”) in exchange for a promissory note for $55 million plus an option granted to Aphria to acquire the assets owned by GAOC. In the event the assets owned by GAOC were considered to be US cannabis assets, the option contained vesting conditions associated with the legalization of cannabis in the US, amongst other pre-approved conditions by the TSX. The option has not been exercised. GAOC holds 27.5 million voting securities of GGB. Aphria does not exercise control or direction over GAOC’s investment decisions. The discussions between Aphria and GGB in respect of the joint venture did not result in any agreement between the parties largely as a result of the change in policy of the Province of Ontario as it relates to the rules for the sale of recreational cannabis and the limited number of retail outlets being approved.

We understand that Liberty Healthy Sciences Inc. (“Liberty”) has or had a business relationship with certain insiders of GGB, including the Schottenstein family. Aphria was once a significant investor in Liberty, but divested its interest in accordance with the requirements of the TSX. One of the purchasers of Aphria’s interest in Liberty is a member of the Serruya family. John Cervini and Vic Neufeld resigned from the board of directors of Liberty on January 18, 2019.

BACKGROUND TO THE HOSTILE BID

Shortly after the “short seller” report was published on December 3, 2018, Mr. Dym had discussions with John Cervini about options for Aphria moving forward. They discussed the possibility of maintaining the status quo, selling assets, seeking a strategic investment, or pursuing some form of business combination or sale. Following such discussions, Mr. Dym had a conversation with Vic Neufeld and Cole Cacciavillani summarizing his conversation with Mr. Cervini about options for moving forward.

Prior to GGB announcing its intention to make the Hostile Bid, Mr. Dym had conceptual discussions with representatives of three different cannabis companies about a potential transaction (one of which was GGB). These discussions by Mr. Dym were not the result of any direction from the Aphria Board.

On December 13, 2018, Adam Arviv (a former director of GGB and the President of Chiron Ventures Inc., a significant shareholder and promoter of GGB) emailed Messrs. Cacciavillani, Cervini and Neufeld requesting that they enter into a lock-up agreement in support of what is now the Hostile Bid. In addition, Mr. Dym was asked to enter into a lockup. Each individual that was requested to enter into a lockup did not do so. At the time of the request the terms of the Hostile Bid were not known.

On December 17, 2018, Canaccord Genuity Corp (“Canaccord”), GGB’s financial advisors, contacted Mr. Neufeld and Carl Merton by email requesting a phone call for the following day.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

On December 18, 2018, Canaccord, together with representatives of GGB, called Messrs. Neufeld and Merton to inform them that a proposal would be delivered later in the day outlining a potential transaction in which GGB might acquire Aphria. During that call, Aphria management agreed to host a meeting at Aphria’s facilities in Leamington on December 20, 2018.

Norton Rose Fulbright (“Norton Rose”) emailed Fasken on the morning of December 18, 2018 to set up a meeting between counsel for an unspecified reason. Later on December 18, 2018, Canaccord delivered a letter to Mr. Neufeld outlining terms of a potential transaction involving the acquisition by GGB of Aphria, which Mr. Neufeld forwarded to the Aphria Board. During the Norton Rose-Fasken meeting, which was held later in the afternoon, Norton Rose explained the proposal and the desire for GGB to negotiate deal terms on a rushed basis and, in any event, before Christmas.

On December 19, 2018, the Aphria Board convened a meeting to consider the offer and to establish the Independent Committee. The Aphria Board appointed Michael Serruya, Renah Persofsky and Shlomo Bibas to the committee and established their mandate (Mr. Simon was appointed to the Independent Committee at a later date). During the meeting, Mr. Neufeld informed the Aphria Board that he and Mr. Merton had agreed to host a meeting with GGB on December 20, 2018 and to tour the Aphria facility.

On December 20, 2018, GGB management arrived at the Leamington facility with approximately 12 people, including members of GGB’s board of directors and management team, Joey Schottenstein (a former director of GGB and associated with All Js Greenspace LLC, a significant shareholder of GGB and the party that agreed to backstop the Financing), Jay Schottenstein (the father of Joey Schottenstein and spouse of Jean Schottenstein, a director of GGB) and Mr. Arviv, as well as representatives of Canaccord. Only a guided tour of Aphria’s cultivation facility was provided and management was instructed not to engage in a discussion regarding any potential transaction as any such discussions would be conducted under the direction and supervision of the Independent Committee. At the direction of the Aphria management, Fasken contacted Norton Rose to inform them that GGB parties must leave the premises following the tour of the Aphria facility.

Also on December 20, 2018, Norton Rose requested that Fasken arrange a presentation by GGB to the Aphria Board on December 27 or 28 and threatened that GGB would proceed with a hostile bid if the Aphria Board was not available to meet with GGB. Fasken responded to Norton Rose’s threat by informing them that the Aphria Board and the Independent Committee were considering the best interests of Aphria and the appropriate process to undertake and that it was not constructive to threaten a hostile bid when Aphria was acting diligently and in good faith to determine the best path forward and had not reached any conclusions regarding the Proposal.

On December 22, 2018, Fasken confirmed to Norton Rose that Aphria would accommodate GGB’s request and a time was set up for the presentation on the morning of December 27, 2018.

On December 23, 2018, with instruction of the Aphria Board, Messrs. Serruya and Cacciavillani held a conversation with Jay Schottenstein. The purpose of the call was to discuss the events surrounding the December 20, 2018 meeting. During the call, Mr. Schottenstein requested that Aphria consider entering into an exclusivity agreement.

On December 24, 2018, Fasken received a draft exclusivity agreement from Norton Rose.

During the morning of December 27, 2018, GGB management together with Messrs. Schottenstein, Schottenstein and Arviv, Canaccord and Norton Rose presented to the Aphria Board regarding, among other things, GGB’s current and projected business plans and impact of the potential combination transaction. GGB also described the proposed $300 million financing (which was said to be fully committed at that time). At the conclusion of the meeting, GGB was advised that the Aphria Board and the Independent Committee would continue their review process and would get back to them in due course. The Independent Committee convened a meeting after the GGB presentation during which they resolved to recommend to the Aphria Board to not enter into the exclusivity agreement at that time, but had not made any conclusions about a possible transaction involving GGB as they were still considering the terms of the Proposal. During a meeting of the Aphria Board later that same day during which the GGB presentation and requests were being discussed, GGB issued a press release announcing its intention to make the Hostile Bid.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

On December 28, 2018, Aphria issued a press release responding to GGB’s announcement of its intention to make the Hostile Bid stating that the Proposal significantly undervalued Aphria.

Since GGB’s announcement of its intention to make the Hostile Bid, members of the Independent Committee have had limited informal discussions with GGB management, GGB’s financial advisor as well as representatives of All Js Greenspace LLC about the terms of the Hostile Bid. These discussions have been introductory in nature and have not resulted in support for the bid by Aphria. During these discussions, members of GGB management have offered to enter into a standstill agreement in order to facilitate due diligence and a negotiated transaction.

On January 23, 2019, the Hostile Bid was formally commenced by publication of an advertisement in The Globe and Mail and Le Devoir and the GGB Circular, a Letter of Transmittal and a Notice of Guaranteed Delivery were delivered to Aphria and filed with the Canadian Regulatory Authorities on SEDAR and the SEC on EDGAR.

RESPONSE TO THE HOSTILE BID

On January 31, 2019, Mr. Simon and Mr. Serruya met with management of GGB, the financial advisor to GGB and members of the Schottenstein family in Miami to reconfirm the Aphria Board’s position that the Hostile Bid was not in the best of interests of Aphria. Management of GGB put forward the option of exploring other potential commercial arrangements between the parties. There was no agreement by GGB or Aphria as a result of such meeting.

On February 4, 2019, Mr. Simon was further contacted by GGB’s financial advisor to continue discussions about a potential commercial arrangements between the parties. There was no agreement by Mr. Simon and GGB’s financial advisor arising from the discussion.

On February 5, 2019, the Independent Committee met with Fasken and Scotiabank. At this meeting, the Independent Committee reviewed with assistance from Fasken the material terms and conditions of the Hostile Bid, the contents of the GGB Circular and the Independent Committee’s fiduciary duties in the circumstances. Also at the February 5, 2019 meeting, Scotiabank reviewed with the Independent Committee certain financial matters and rendered an oral opinion to the Independent Committee, confirmed by delivery of a written opinion dated February 5, 2019, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in such opinion, the consideration offered to Aphria Shareholders (other than GGB and its affiliates) of 1.5714 GGB Shares for each Aphria Share acquired pursuant to the Hostile Bid was inadequate, from a financial point of view, to such holders. After a thorough and careful review and consideration of the best interests of Aphria and the impact on, and consideration of, Aphria Shareholders and Aphria’s other stakeholders, the Independent Committee concluded that the Hostile Bid is not in the best interests of Aphria as it does not recognize the full and fair value of Aphria and its business and is an attempt by GGB to acquire Aphria without offering adequate consideration to Aphria Shareholders. The Independent Committee then approved in principle the reasons for rejecting the Hostile Bid substantially as set out in this Directors’ Circular and recommended to the Aphria Board that it recommend to Aphria Shareholders that they reject the Hostile Bid.

On February 5, 2019, the Aphria Board met with Fasken and, after a thorough and careful review and consideration of the best interests of Aphria and the impact on, and consideration of Aphria Shareholders and Aphria’s other stakeholders (including a review of the material terms and conditions of the Hostile Bid, the contents of the GGB Circular, and the Aphria Board’s fiduciary duties in the circumstances), and after receiving the recommendations of the Independent Committee and an oral opinion from Scotiabank (whose opinion was subsequently confirmed in writing, a copy of which are attached as Schedule “B” to this Directors’ Circular) that as of February 5, 2019 and based upon and subject to certain assumptions, limitations and qualifications set forth therein and such other matters as Scotiabank considered relevant, the consideration of 1.5714 GGB Shares for each Aphria Share acquired provided for under the Hostile Bid is inadequate, from a financial point of view, to the Aphria Shareholders, as well as a thorough review of other matters discussed elsewhere in this Directors’ Circular, the Aphria Board determined that the Hostile Bid is undervalued and inadequate and is not in the best interests of Aphria, and decided to recommend that Aphria Shareholders reject the Hostile Bid by taking no action.

REJECT THE HOSTILE BID
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If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

OPINION OF THE INDEPENDENT COMMITTEE’S FINANCIAL ADVISOR

The Independent Committee has engaged Scotiabank as its financial advisor in connection with the Hostile Bid. In connection with this engagement, the Independent Committee requested that Scotiabank evaluate the adequacy, from a financial point of view, of share consideration offered to holders of Aphria Shares (other than GGB and its affiliates) pursuant to the Hostile Bid. On February 5, 2019, at a meeting of the Independent Committee held to evaluate the Hostile Bid, Scotiabank rendered an oral opinion to the Independent Committee, confirmed by delivery of a written opinion dated February 5, 2019, to the effect that, as of that date and based on and subject to the matters described in its opinion, the share consideration offered to holders of Aphria Shares (other than GGB and its affiliates) pursuant to the Hostile Bid was inadequate, from a financial point of view, to such holders.

A copy of Scotiabank’s written opinion, dated February 5, 2019, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached to this Directors’ Circular as Schedule “B”. All summaries and references to such written opinion in this Directors’ Circular are qualified in their entirety by reference to the full text of such written opinion. Scotiabank’s opinion was provided for the information and assistance of the Independent Committee (in its capacity as such) for its exclusive use only in connection with its evaluation of the share consideration pursuant to the Hostile Bid from a financial point of view and did not address any other terms, aspects or implications of the Hostile Bid. Scotiabank’s written opinion and the description of such opinion in this Directors’ Circular do not constitute a recommendation to any securityholder as to whether to tender Aphria Shares pursuant to the Hostile Bid or as to any other action to be undertaken with respect to any matters relating to the Hostile Bid or otherwise.

Scotiabank’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Scotiabank as of the date of Scotiabank’s opinion. Although subsequent developments may affect Scotiabank’s opinion, Scotiabank has no obligation to update, revise or reaffirm its opinion.

Scotiabank’s opinion was only one of many factors considered by the Independent Committee in its evaluation of the Hostile Bid, and should not be viewed as determinative of the views of the Independent Committee or Aphria’s management with respect to the Hostile Bid or the share consideration offered to Aphria Shareholders pursuant to the Hostile Bid.

For its financial advisory services to the Independent Committee in connection with the Hostile Bid, Aphria has agreed to pay certain fees to Scotiabank, including a fee in connection with Scotiabank’s opinion regardless of the conclusion reached in such opinion or the outcome of the Hostile Bid. In addition, Aphria has agreed to reimburse Scotiabank for its expenses, including fees and expenses of counsel, and to indemnify Scotiabank and related parties against certain liabilities arising out of Scotiabank’s engagement. In the ordinary course of business, Scotiabank and its affiliates may actively trade or hold the securities of Aphria, GGB and their respective affiliates for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

ABOUT APHRIA

Aphria is a Canadian-based licensed producer under the provisions of the Cannabis Act, and is currently licensed to produce and sell medical cannabis, including dried cannabis and cannabis oil. The Company was continued under the Business Corporations Act (Ontario).

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

CAPITAL STRUCTURE OF APHRIA

Aphria has authorized capital of an unlimited number of common shares without par value, of which 250,306,607 are issued and outstanding as of the date of this Directors’ Circular. All shares in the capital of Aphria are of the same class. The holders of Aphria Shares are entitled to dividends, if, as and when declared by the Aphria Board, to one vote per Aphria Share at meetings of the Aphria Shareholders and, upon liquidation, to share equally in such assets of Aphria as are distributable to the holders of Aphria Shares. Aphria also has stock options and DSUs outstanding. See the notes to Aphria’s audited consolidated financial statements for the year ended May 31, 2018 for additional information regarding the Options and the DSUs. In addition, the Company has warrants outstanding to purchase up to an aggregate of 2,460,073 Aphria Shares. On November 2, 2018, the Aphria Shareholders approved an omnibus long-term incentive plan (the “Omnibus Incentive Plan”). The Omnibus Incentive Plan was adopted to incentivize directors, officers and employees of Aphria and its affiliates, and is intended to replace the Option Plan and the DSU Plan. A copy of the Omnibus Incentive Plan is available under Aphria’s profile on SEDAR at www.sedar.com.

OWNERSHIP OF SECURITIES OF APHRIA

The following table sets forth the names and positions of each director and officer of Aphria and the number and percentage of Aphria Shares, on a non-diluted basis, options to purchase Aphria Shares (“Options”) and other rights to acquire Aphria Shares, beneficially owned, or over which control or direction is exercised by each such Person, as well as, to the knowledge of Aphria, any other insider of Aphria, as of the date of this Directors’ Circular.

Name and Position	Number and Percentage of Aphria Shares Beneficially Owned or Controlled	Number and Percentage of Options	Number and Percentage of DSUs	Number and Percentage of RSUs
John Cervini Director, Co-Founder and Vice-President, Infrastructure & Technology	9,800,318 (3.92%)	116,668 (1.52%)	18,000 (11.18%)	0 (0.00%)
Cole Cacciavillani Director, Co-Founder and Vice-President, Growing Operations	7,219,483 (2.88%)	116,668 (1.52%)	18,000 (11.18%)	0 (0.00%)
Victor Neufeld(1) Director, Chief Executive Officer	2,045,342 (0.82%)	1,000,000 (13.06%)	67,000 (41.60%)	0 (0.00%)
Jakob Ripshtein President	7,500 (0.00%)	400,000 (5.22%)	0 (0.00%)	0 (0.00%)
Carl Merton Chief Financial Officer	78,030 (0.03%)	460,000 (6.01%)	22,000 (13.66%)	0 (0.00%)
Gary Joseph Leong(2) Chief Scientific Officer	180,129 (0.07%)	265,000 (3.46%)	0 (0.00%)	0 (0.00%)
Christelle Gedeon Chief Legal Officer	0 (0.00%)	319,378 (4.17%)	0 (0.00%)	0 (0.00%)
Shlomo Bibas Director	1,000 (0.00%)	0 (0%)	253 (0.16%)	0 (0.00%)

REJECT THE HOSTILE BID
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Name and Position	Number and Percentage of Aphria Shares Beneficially Owned or Controlled	Number and Percentage of Options	Number and Percentage of DSUs	Number and Percentage of RSUs
Shawn Dym Director	0 (0.00%)	37,000 (0.48%)	17,530 (10.88%)	0 (0.00%)
John M. Herhalt Director	0 (0.00%)	0 (0%)	253 (0.16%)	0 (0.00%)
Renah Persofsky Director	11,162 (0.00%)	37,000 (0.48%)	17,530 (10.88%)	0 (0.00%)
Michael Serruya Director	0 (0.00%)	0 (0.00%)	253 (0.16%)	0 (0.00%)
Tom Looney Director	750 (0.00%)	0 (0.00%)	253 (0.16%)	0 (0.00%)
Irwin Simon Director, Chair of the Aphria Board	0 (0.00%)	0 (0.00%)	0 (0.00%)	0 (0.00%)

(1) Mr. Neufeld also beneficially owns or exercising control or direction over 138,181 common share purchase warrants.

Other than as listed above, Aphria is not aware of any ownership of its securities by any of its, or its insiders’, associates or affiliates, or by any associates of its directors or officer, and no person is acting jointly and in concert with Aphria, in connection with the Hostile Bid.

PRINCIPAL HOLDERS OF APHRIA SHARES

To the knowledge of Aphria and its directors and officers, after reasonable enquiry, as of the date of this Directors’ Circular, no person will beneficially own, directly or indirectly, or exercise control or direction over more than 10% of the outstanding Aphria Shares and no person acting jointly or in concert with Aphria owned any securities of Aphria.

TRADING IN SECURITIES OF APHRIA

Other than as set out below, during the six months preceding the date of this Directors’ Circular, neither Aphria nor any director, officer or other insider of Aphria and, to the knowledge of the directors and officers of Aphria after reasonable enquiry, no associate or affiliate of any director, officer or other insider of Aphria, no associate or affiliate of Aphria nor any Person acting jointly or in concert with Aphria, has traded any securities or rights to acquire securities of Aphria.

Name	Date	Number of Aphria Shares	Price per Aphria Share
John Cervini Director, Co-Founder and Vice-President, Infrastructure & Technology	December 3, 2018	117,200 (1)	$8.53
Cole Cacciavillani Director, Co-Founder and Vice-President, Growing Operations	December 3, 2018	120,000 (1)	$8.58
Victor Neufeld Director, Chief Executive Officer	September 10, 2018 December 3, 2018	1,000,000 (3) 120,000 (1)	$0.60 $8.55

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Name	Date	Number of Aphria Shares	Price per Aphria Share
Jakob Ripshtein President	December 3, 2018	6,000 (1)	$8.50
Carl Merton Chief Financial Officer	December 3, 2018	3,300 (1)	$7.75
Gary Joseph Leong Chief Scientific Officer	December 6, 2018 January 28, 2019	138,079 (3) 20,000 (5)	$0.60 $1.50
Shlomo Bibas Director	August 8, 2018 August 15, 2018 September 7, 2018 November 30, 2018	1,000 (1) 1,000 (1) 2,354 (2) 253 (4)	$10.35 $9.75 $19.20 $10.51
Shawn Dym Director	August 31, 2018 November 30, 2018	471 (4) 761 (4)	$16.98 $10.51
John M. Herhalt Director	November 30, 2018	253 (4)	$10.51
Renah Persofsky Director	December 3, 2018 December 3, 2018 August 31, 2018 November 30, 2018	2,500 (1) 1,000 (1) 471 (4) 761 (4)	$6.40 $6.06 $16.98 $10.51
Michael Serruya Director	August 27, 2018 November 30, 2018	80,030 (2) 253 (4)	$15.95 $10.51
Tom Looney Director	November 30, 2018	253 (4)	$10.51

(1) Acquisition in the public market.

(2) Disposition in the public market.

(3) Exercise of Options.

(4) Award of DSUs.

(5) Exercise of Warrants.

ISSUANCES OF SECURITIES OF APHRIA

Except as set out below, no Aphria Shares or Options or other securities convertible into, or exercisable for, Aphria Shares have been issued to the directors, officers or other insiders of Aphria during the two years preceding the date of this Directors’ Circular.

Issuance of Aphria Shares or Grant of Options, DSUs and RSUs

Name	Date of Issue or Grant	Number of Securities Issued	Issue/Exercise Price per Aphria Share (C$)
John Cervini Director, Co-Founder and Vice-President, Infrastructure & Technology	January 16, 2018 January 16, 2018 January 16, 2018 January 16, 2018	500,000 (2) 20,000 (2) 33,333 (2) 33,333 (2)	$0.60 $1.30 $1.40 $3.90
	January 16, 2018	16,666 (2)	$5.44
	January 16, 2018	100,000 (2)	$5.24
	March 23, 2018	79,785 (3)	$14.33
	January 16, 2018	53,000 (4)	$21.65

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Name	Date of Issue or Grant	Number of Securities Issued	Issue/Exercise Price per Aphria Share (C$)
	May 31, 2018 June 1, 2017 July 11, 2017 June 1, 2018	35,000 (5) 50,000 (6) 100,000 (6) 50,000 (6)	N/A $5.44 $5.24 $11.78
Cole Cacciavillani Director, Co-Founder and Vice-President, Growing Operations	January 16, 2018 January 16, 2018 January 16, 2018 January 16, 2018 January 16, 2018 January 16, 2018 March 23, 2018 January 16, 2018 May 31, 2018 June 1, 2017 July 11, 2017 June 1, 2018	500,000 (2) 20,000 (2) 33,333 (2) 33,333 (2) 16,666 (2) 100,000 (2) 71,807 (3) 53,000 (4) 35,000 (5) 50,000 (6) 100,000 (6) 50,000 (6)	$0.60 $1.30 $1.40 $3.90 $5.44 $5.24 $14.33 $21.65 N/A $5.44 $5.24 $11.78
Victor Neufeld Director, Chief Executive Officer	March 1, 2017 January 15, 2018 March 23, 2018 September 10, 2018 January 16, 2018 May 31, 2018 June 1, 2017 July 11, 2017 January 15, 2018 May 31, 2018 June 1, 2018	210,000 (2) 50,000 (2) 63,828 (3) 1,000,000 (2) 200,000 (1) 133,000 (5) 100,000 (6) 250,000 (6) 250,000 (6) 250,000 (5) 100,000 (6)	$1.10 $1.30 $14.33 $0.60 $21.65 N/A $5.44 $5.24 $21.70 N/A $11.78
Jakob Ripshtein President	April 13, 2018	400,000(6)	$9.92
Carl Merton Chief Financial Officer	March 1, 2017 March 23, 2018 January 16, 2018 May 31, 2018 June 1, 2017 July 11, 2017 January 15, 2018 May 31, 2018 June 1, 2018	50,000 (2) 17,730 (3) 67,000 (1) 45,000 (5) 50,000 (6) 75,000 (6) 125,000 (6) 125,000 (5) 50,000 (6)	$1.10 $14.33 $21.65 N/A $5.44 $5.24 $21.70 N/A $11.78
Gary Joseph Leong Chief Scientific Officer	January 15, 2018 January 15, 2018 December 6, 2018 July 11, 2017 October 25, 2017 January 28, 2019	18,801 (2) 16,405 (2) 138,079 (2) 35,000 (6) 200,000 (6) 20,000 (4)	$1.30 $3.90 $0.60 $5.24 $6.90 $1.50

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Name	Date of Issue or Grant	Number of Securities Issued	Issue/Exercise Price per Aphria Share (C$)
Christelle Gedeon Chief Legal Officer	April 12, 2018 March 23, 2018	200,000(6) 119,378(6)	$9.98 $12.29
Shlomo Bibas Director	November 30, 2018	253 (1)	$10.51
Shawn Dym Director	January 16, 2018 February 28, 2018 May 31, 2018 May 31, 2018 July 31, 2018 August 31, 2018 November 30, 2018 October 25, 2017 January 15, 2018 May 31, 2018	24,000 (1) 604 (1) 16,000 (5) 694 (1) 7,000 (1) 471 (1) 761 (1) 50,000 (6) 35,000 (6) 48,000 (5)	$21.65 $13.23 N/A $11.52 $11.52 $16.98 $10.51 $6.90 $21.70 N/A
John Herhalt Director	November 30, 2018	253 (1)	$10.51
Renah Persofsky Director	March 23, 2018 January 16, 2018 February 28, 2018 May 31, 2018 May 31, 2018 July 31, 2018 August 31, 2018 November 30, 2018 October 25, 2017 January 15, 2018 May 31, 2018	4,364 (3) 24,000 (4) 604 (1) 16,000 (5) 694 (1) 7,000 (1) 471 (1) 761 (1) 50,000 (6) 35,000 (6) 48,000 (5)	$14.33 $21.65 $13.23 N/A $11.52 $11.52 $16.98 $10.51 $6.90 $21.70 N/A
Michael Serruya Director	November 30, 2018	253 (1)	$10.51
Tom Looney Director	November 30, 2018	253 (1)	$10.51

(1) Grant of DSUs.

(2) Exercise of Options.

(3) Acquisition of Aphria Shares in connection with the acquisition of Nuuvera Inc. in March 2018.

(4) Exercise of Warrants.

(5) Rescission of Award.

(6) Grant of Options.

OWNERSHIP OF GGB SECURITIES

Other than as described herein under the heading “Background to the Hostile Bid” and 3,000 common shares held by Jakob Ripshtein, none of Aphria, the directors and officers of Aphria and, to the knowledge of the directors and officers of Aphria, after reasonable enquiry, no insider of Aphria, no associate or affiliate of any director, officer or other insider of Aphria, no associate or affiliate of Aphria nor any person acting jointly or in concert with Aphria beneficially owns, directly or indirectly, or exercises control or direction over, any securities of GGB.

REJECT THE HOSTILE BID
TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

AGREEMENTS BETWEEN GGB AND THE DIRECTORS, OFFICERS AND SHAREHOLDERS OF APHRIA

There is no agreement, commitment or understanding (including pursuant to which any payment or other benefit is to be made or given by way of compensation for loss of office or remaining or retiring from office if the Hostile Bid is successful) which has been made or is proposed to be made between GGB and any of the directors or officers of Aphria. None of the directors or officers of Aphria is a director or officer of GGB or any subsidiary thereof. None of the directors or officers of Aphria or their respective associates and, to the knowledge of the directors and officers of Aphria after reasonable enquiry, no person who owns more than 10% of any class of equity securities of Aphria outstanding as at the date hereof, has any interest in any material transaction to which GGB is a party.

To the knowledge of the directors and officers of Aphria after reasonable inquiry, no agreement, commitment or understanding has been made or is proposed to be made between GGB and any Aphria Shareholder relating to the Hostile Bid.

ARRANGEMENTS BETWEEN APHRIA AND ITS DIRECTORS AND OFFICERS

Except as set forth below, no agreement, commitment or understanding (including pursuant to which any payment or other benefit is to be made or given by way of compensation for loss of office or remaining in or retiring from office if the Hostile Bid is successful) has been made or is proposed to be made between Aphria and any of its directors or officers. In the case of each agreement, commitment or understanding discussed below, as applicable, in which the term “Change of Control” applies, the consummation of the Hostile Bid would constitute a change of control.

If the directors and officers of Aphria were to tender any Aphria Shares to the Hostile Bid, they would receive consideration of 1.5714 GGB Shares for each Aphria Share acquired on the same terms and conditions as other Aphria Shareholders. As of the date of this Directors’ Circular, the directors and officers of Aphria owned, or exercised direction and control over, an aggregate of 19,343,714 Aphria Shares, on a non-diluted basis. If the directors and officers of Aphria were to tender all of their Aphria Shares (excluding the Aphria Shares underlying the Options, DSU, and RSUs) to the Hostile Bid, which they have indicated that they do not intend to do as of the date of this Directors’ Circular and such Aphria Shares were accepted for purchase and taken up and exchanged by GGB for GGB Shares, the directors and officers of Aphria would receive a maximum of 30,396,712 GGB Shares (based on 1.5714 GGB Shares for each Aphria Share acquired). For charts detailing the ownership of Aphria Shares and other securities of Aphria held by the directors and officers of Aphria, see the section of this Directors’ Circular entitled “Ownership of Securities of Aphria”.

Existing Employment Agreements with Officers and Change of Control Payments

Aphria has entered into employment agreements with each of its officers. As set forth below, certain of the employment agreements entered into by the officers provide for benefits on a Change of Control of Aphria.

Mr. Neufeld would be entitled to receive the following benefits upon a termination of employment for a reason other than cause, death or a resignation from employment:

1.	In a case other than a Change of Control:

(a)           base salary equal to 12 months’ notice plus 1 months’ notice per completed year of service with the Company up to a maximum of 24 months’ notice (the “Neufeld Severance Amount”);

(b)           a bonus, if any, awarded for the fiscal year ending prior to the fiscal year in which Mr. Neufeld was given notice of termination of his employment without cause, to the extent that it has not already been paid;

REJECT THE HOSTILE BID
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(c)           any (i) accrued but unpaid base salary for services rendered to the date of termination, (ii) accrued but unused and unpaid vacation pay, and (iii) unpaid business expenses incurred by Mr. Neufeld up to the date of termination and required to be reimbursed by the terms of his employment; and

(d)           continuing Mr. Neufeld’s participation in the benefits plans in which Mr. Neufeld was participating at the date of termination for the minimum period required pursuant to applicable employment standards legislation.

2.	Within 24 months following a Change of Control:

(a)           in lieu of the amounts stipulated in paragraphs 1(a) and 1(b) above, compensation in an amount equal to:

(i)       two times (2x) the Neufeld Severance Amount; and

(ii)     two times (2x) the amount of bonus, if any, paid in the immediately preceding fiscal year (or, to the extent applicable, two times (2x) the amount of bonus, if any, awarded for the immediately preceding fiscal year that has not already been paid) prior to the effective date of the Change of Control; and

(b)           the amounts stipulated in paragraphs 1(c) and 1(d) above.

Mr. Riphstein would be entitled to receive the following benefits upon a termination of employment for a reason other than cause, death or a resignation from employment:

1.	In a case other than a Change of Control:

(a)           base salary equal to 12 months’ notice plus 1 months’ notice per completed year of service with the Company up to a maximum of 18 months’ notice (the “Riphstein Severance Amount”);

(b)           a bonus, if any, awarded for the fiscal year ending prior to the fiscal year in which Mr. Riphstein was given notice of termination of his employment without cause, to the extent that it has not already been paid;

(c)           any (i) accrued but unpaid base salary for services rendered to the date of termination, (ii) accrued but unused and unpaid vacation pay, and (iii) unpaid business expenses incurred by Mr. Riphstein up to the date of termination and required to be reimbursed by the terms of his employment; and

(d)           continuing Mr. Riphstein’s participation in the benefits plans in which Mr. Riphstein was participating at the date of termination for the minimum period required pursuant to applicable employment standards legislation.

2.	Within 24 months following a Change of Control:

(a)           in lieu of the amounts stipulated in paragraphs 1(a) and 1(b) above, compensation in an amount equal to:

(i)       two times (2x) the Riphstein Severance Amount; and

(ii)     two times (2x) the amount of bonus, if any, paid in the immediately preceding fiscal year (or, to the extent applicable, two times (2x) the amount of bonus, if any, awarded for the immediately preceding fiscal year that has not already been paid) prior to the effective date of the Change of Control; and

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(b)          the amounts stipulated in paragraphs 1(c) and 1(d) above.

Mr. Merton, Mr. Cacciavillani, Dr. Gedeon, Mr. Cervini, Mr. Leong and Robert Ondejko, Vice-President, Operations of Aphria, would each be entitled to receive the following benefits upon a termination of employment for a reason other than cause, death or a resignation from employment:

1.	In a case other than a Change of Control:

(a)           base salary equal to 9 months’ notice plus 1 months’ notice per completed year of service with the Company up to a maximum of 18 months’ notice (the “9-Month Severance Amount”), or, in the case of Messrs. Ondejko and Leong, base salary equal to 3 months’ notice plus 1 months’ notice per completed year of service with the Company up to a maximum of 12 months’ notice (the “3-Month Severance Amount”);

(b)           a bonus, if any, awarded for the fiscal year ending prior to the fiscal year in which the officer was given notice of termination of his or her employment without cause, to the extent that it has not already been paid;

(c)           any (i) accrued but unpaid base salary for services rendered to the date of termination, (ii) accrued but unused and unpaid vacation pay, and (iii) unpaid business expenses incurred by the officer up to the date of termination and required to be reimbursed by the terms of his or her employment;

(d)          continuing the officer’s participation in the benefits plans in which the officer was participating at the date of termination for the minimum period required pursuant to applicable employment standards legislation; and

(e)           in the case of Dr. Gedeon, all unvested Options will vest and Dr. Gedeon will be entitled to exercise such Options in accordance with the terms thereof.

2.	Within 24 months following a Change of Control (or, in the case of Mr. Merton, within 24 months following a Change of Control or within 12 months of a change in position of the Chief Executive Officer of Aphria):

(a)           in lieu of the amounts stipulated in paragraphs 1(a) and 1(b) above, compensation in an amount equal to:

(i)       two times (2x) the 9-Month Severance Amount or the 3-Month Severance Amount, as applicable; and

(ii)      two times (2x) the amount of bonus, if any, paid in the immediately preceding fiscal year (or, to the extent applicable, two times (2x) the amount of bonus, if any, awarded for the immediately preceding fiscal year that has not already been paid) prior to the effective date of the Change of Control; and

(b)           the amounts stipulated in paragraphs 1(c) and 1(d) above.

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The other vice-presidents of the Company would each be entitled to receive the following benefits upon a termination of employment for a reason other than cause, death or a resignation from employment:

1.	base salary equal to:

(a)            6 months’ notice plus 1 months’ notice per completed year of service with the Company up to a maximum of 12 months’ notice, in the case of Mr. Joel Toguri, Vice-President, Sales of Aphria, and Randy Daigneau, Vice-President, Production of Aphria;

(b)           a combination of (A) base salary and (B) average bonus earnings based on a three-year average, equal to 6 months’ notice plus 1 months’ notice per completed year of service with the Company up to a maximum of 18 months’ notice, in the case of Ms. Megan McCrae, Vice-President of Marketing of Aphria;

(c)            3 months’ notice plus 1 months’ notice per completed year of service with the Company up to a maximum of 9 months’ notice, in the case of Ms. Tamara Macgregor, Vice-President Communications of Aphria;

2.	a bonus, if any, awarded for the fiscal year ending prior to the fiscal year in which such vice-president was given notice of termination of employment without cause, to the extent that it has not already been paid;

3.	any (a) accrued but unpaid base salary for services rendered to the date of termination, (b) accrued but unused and unpaid vacation pay, (c) unpaid business expenses incurred by such officer up to the date of termination and required to be reimbursed by the terms of his or her employment, and (d) in the case of Ms. McCrae, accrued but unpaid bonus for the period of time that Ms. McCrae was employed in the applicable fiscal year on a pro-rated basis; and

4.	continuing such vice-president’s participation in the benefits plans in which such officer was participating at the date of termination for the minimum period required pursuant to applicable employment standards legislation.

The following table presents the estimated total termination benefits to Aphria’s officers, including any amounts attributable to Options and non-equity based compensation benefits, using the TSX closing price of $14.21 as at February 4, 2019.

Name	Severance (1) ($)	Options (2) ($)	DSUs (3) ($)	Total ($)
Victor Neufeld Chief Executive Officer	866,667	9,283,000	952,070	11,101,737
Jakob Ripshtein President	812,500	1,716,000	-	2,528,500
Carl Merton Chief Financial Officer	550,000	4,893,850	312,620	5,756,470
Christelle Gedeon Chief Legal Officer	583,333	1,075,206	-	1,658,539
Gary Leong Chief Scientific Officer	140,000	2,085,250	-	2,225,250
Cole Cacciavillani Co-Founder and Vice-President, Growing Operations	487,500	799,180	255,780	1,542,460
John Cervini Co-Founder and Vice-President, Infrastructure & Technology	487,500	799,180	255,780	1,542,460

(1) Represents total payout on a double trigger, both a Change of Control and termination without cause.

(2) Represents selling price of Aphria Shares acquired from the exercise of Options, less the exercise price of the Option.

(3) Represents selling price of Aphria Shares acquired from DSU conversion into an Aphria Share.

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Stock Option Plan

Under Aphria’s amended and restated stock option plan (the “Option Plan”), it is authorized to grant to directors, officers, key employees and consultants of Aphria and its affiliates, non-transferable options to purchase Aphria Shares (“Options”). Unless the Aphria Board determines otherwise and subject to any accelerated termination in accordance with the Option Plan, each Option granted under the Option Plan expires on the tenth anniversary of the date on which it was granted.

The Option Plan is a “rolling plan”, pursuant to which the number of Aphria Shares reserved for issuance may not exceed 10% of the total issued and outstanding Aphria Shares at the date of any given Option grant, less the aggregate number of Aphria Shares reserved for issuance or issuable under any share compensation arrangement. As a result, any increase in the issued and outstanding Aphria Shares will result in an increase in the number of Aphria Shares available for issuance under the Option Plan. Furthermore, the maximum number of Aphria Shares that may be issued to any consultant or all Persons conducting Investor Relations Activities (as defined in the Option Plan) for the Company within any one-year period pursuant to the exercise of Options granted under the Option Plan shall not exceed 2% of the Aphria Shares outstanding (calculated on a non-diluted basis).

Options granted under the Option Plan vest and become exercisable by an Option holder at such time or times as may be determined by the Aphria Board. The Aphria Board may, in its discretion, accelerate the date upon which any Option vests and becomes exercisable. No unvested Options may be exercised. In addition, upon a Change of Control of Aphria, which would include the Hostile Bid if consummated in accordance with its terms, the Aphria Board may, in its sole discretion, accelerate the vesting schedule of all unvested Options.

Options have an exercise price that is fixed by the Aphria Board at the time of grant, but may in no event be less than the Market Price (as defined in the Option Plan). The term of the Options and the vesting schedule is determined by the Aphria Board at the time of grant, but may in no case be exercisable for a period exceeding 10 years.

Deferred Share Unit Plan

Aphria’s existing amended and restated DSU plan (the “DSU Plan”) was established to promote the interests of the Company by attracting and retaining qualified persons to serve on the Aphria Board and to service the Company and to afford such participants in the DSU Plan an opportunity to receive a portion of their compensation for serving as a director or officer of the Company in the form of securities of the Company. The DSU Plan is a “rolling plan”, authorizing the Company to issue such number of deferred share units (“DSUs”) equal to up to 10% of the issued and outstanding share capital at any given date of grant, less the aggregate number of Aphria Shares reserved for issuance or issuable under any share compensation arrangement. Furthermore, the aggregate value of DSUs awarded to non-executive directors within any one-year period under the DSU Plan, together with all other security based compensation arrangements of the Company, may not exceed $150,000 in value of equity per participant.

Each eligible director receives an annual DSU grant as part of his or her total compensation. The number of DSUs granted at any particular time pursuant to the DSU Plan will be calculated by: (a) in the case of an elected amount, by dividing (i) the dollar amount of the elected amount allocated to the participant by (ii) the Share Price of an Aphria Share on the applicable award date; or (b) in the case of a grant of DSUs by dividing (i) the dollar amount of such grant by (ii) the Share Price of an Aphria Share on the applicable grant date. “Share Price” at any date in respect of the Aphria Shares means the volume weighted average trading price of the Aphria Shares on the TSX for the five (5) trading days immediately preceding the applicable date.

Upon retirement from the Aphria Board or termination therefrom, the departing officer or director will have 90 days following the departure date, or a shorter redemption period as set out in the relevant DSU agreement, to redeem his or her DSUs by providing a written notice of settlement to the Company setting out the number of DSUs to be settled and the particulars regarding the registration of the Aphria Shares issuable upon settlement (the “DSU Redemption Notice”). If a DSU Redemption Notice is not received by the Company on or before the 90th day following the date of termination, the departing director will be deemed to have elected to receive a cash payment as provided for in the DSU Plan. DSUs are not assignable or transferable.

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Omnibus Incentive Plan

Under the Omnibus Incentive Plan, directors, officers, employees of the Company and/or its affiliates (“Aphria Personnel”) are eligible to receive a variety of equity-based awards that provide different types of incentives. The Omnibus Incentive Plan will facilitate the granting of Options, DSUs, and restricted share units (“RSUs” and collectively with the Options and DSUs, the “Awards”), representing the right to receive one Aphria Share in accordance with the terms of the Omnibus Incentive Plan.

The Omnibus Incentive Plan is considered an “evergreen” plan, since the Aphria Shares covered by grants which have been exercised shall be available for subsequent grants under the Omnibus Incentive Plan and the number of Aphria Shares available to grant increases as the number of issued and outstanding Aphria Shares increases.

Aphria’s existing compensation program (prior to giving effect to the adoption of the Omnibus Incentive Plan) provided for total compensation for Aphria Personnel in various roles that comprised of base salary (fixed cash amount), short-term performance incentives (variable cash award) and long-term equity-based incentives (stock options and deferred share units). The ability to issue restricted share units (including performance-based restricted share units) is the primary differentiating factor between the two compensation programs.

Under the Omnibus Incentive Plan, the maximum number of shares issuable from treasury pursuant to Awards shall not exceed 10% of the total outstanding Aphria Shares from time to time less the number of Aphria Shares issuable pursuant to all other security-based compensation arrangements of Aphria (consisting of (i) the Option Plan and the DSU plan); and (ii) legacy options issuable in connection with Company’s acquisition of Nuuvera Inc. in March 2018)).

The number of Aphria Shares issuable to insiders, at any time, under all security-based compensation arrangements of Aphria, may not exceed 10% of the Company’s issued and outstanding shares; and the number of Aphria Shares issued to insiders within any one-year period, under all security based compensation arrangements of Aphria, may not exceed 10% of the Aphria Shares.

“Eligible Directors” (defined as any Board member who, at the time of execution of a grant agreement, and at all times thereafter while they continue to serve as a member of the Aphria Board, are not officers, senior executives or other employees of Aphria or consultants or service providers providing ongoing services to the Company and its affiliates) shall not be entitled to any grant or issuance of Options pursuant to the Omnibus Incentive Plan. No more than one percent (1%) of the total issued and outstanding Aphria Shares (on a non-diluted basis) from time to time, shall be reserved and available for grant and issuance pursuant to Awards to the Eligible Directors. The aggregate equity value of all Awards that are eligible to be settled in Aphria Shares granted to an Eligible Director, within a one-year period, pursuant to all security-based compensation arrangements of the Company shall not exceed $150,000.

The Compensation Committee may provide the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to the Company or any affiliate prior to the end of a performance period or exercise or settlement of such Award.

The Omnibus Incentive Plan will provide that appropriate adjustments, if any, will be made by the Aphria Board in connection with a reclassification, reorganization or other change of Aphria Shares, consolidation, distribution, merger or amalgamation, in the Aphria Shares issuable or amounts payable to preclude a dilution or enlargement of the benefits under the Omnibus Incentive Plan.

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In connection with a change of control of Aphria, the Aphria Board will take such steps as are reasonably necessary or desirable to cause the conversion or exchange or replacement of outstanding Awards into, or for, rights or other securities of substantially equivalent (or greater) value in the continuing entity. The Aphria Board may, in its sole discretion, change the Performance Criteria (as defined in the Omnibus Incentive Plan) or accelerate the vesting and/or the expiry date of any or all outstanding Awards to provide that, notwithstanding the Performance Criteria and/or vesting provisions of such Awards, such designated outstanding Awards shall be fully performed and/or vested and conditionally exercisable upon (or prior to) the completion of the change of control provided that the Aphria Board shall not, in any case, authorize the exercise of Awards beyond the expiry date of the Awards.

The Option Plan and DSU Plan remain in effect and govern Options and DSUs granted prior to the implementation of the Omnibus Incentive Plan, but no further Awards will be issued under the Option Plan or the DSU Plan. All Options, DSUs and RSUs granted following the implementation of the Omnibus Incentive Plan are governed by the Omnibus Incentive Plan.

MATERIAL CHANGES IN THE AFFAIRS OF APHRIA

Except as otherwise described or referred to in this Directors’ Circular or as otherwise publicly disclosed, no other information is known to Aphria’s directors or officers that indicates any material change in the affairs or prospects of Aphria since November 30, 2018, being the date of its last published financial statements.

OTHER MATERIAL INFORMATION

On December 6, 2018, Aphria announced that the Aphria Board appointed the Special Committee to review Aphria’s previously completed acquisition of LATAM Holdings Inc. The Aphria Board expects to receive a report from the Special Committee on or before February 28, 2019.

Except as disclosed in this Directors’ Circular, there is no information that is known to Aphria’s directors and officers that would reasonably be expected to affect the decision of Aphria Shareholders to accept or reject the Hostile Bid.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides securityholders of Aphria with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF THE DIRECTORS’ CIRCULAR

The contents of this Directors’ Circular have been unanimously approved by the Aphria Board and the delivery of this Directors’ Circular has been authorized by the Aphria Board.

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CONSENT OF SCOTIABANK

Dated: February 5, 2019

To the Independent Committee of the Board of Directors of Aphria Inc. (“Aphria”),

We hereby consent to the inclusion of our opinion letter, dated February 5, 2019, to the Independent Committee of the Board of Directors of Aphria as Schedule “B” to, and reference to such opinion letter under the heading “Opinion of the Independent Committee’s Financial Advisor” in, the Directors’ Circular, dated February 5, 2019, of Aphria relating to the hostile take-over bid of Green Growth Brands Inc. Our opinion was given as at February 5, 2019 and remains subject to the assumptions, limitations and qualifications contained therein. In providing our consent, we do not intend that any person other than the Independent Committee of the Board of Directors of Aphria shall be entitled to rely upon our opinion.

(signed) “Scotia Capital Inc.”

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CERTIFICATE

DATED: February 5, 2019

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors

(signed) “Irwin Simon”	(signed) “Michael Serruya”
Director, Chair of the Board of Directors	Director, Chair of the Independent Committee

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Schedule A
GLOSSARY

“affiliate” has the meaning ascribed thereto in the Securities Act (Ontario) and includes any Person that constitutes an affiliate under the applicable rules of National Instrument 62-104 – Take-Over Bids and Issuer Bids.

“Aphria Board” means the board of directors of Aphria being, as of the date of this Directors’ Circular, John Cervini, Cole Cacciavillani, Victor Neufeld, Shlomo Bibas, Shawn Dym, John M. Herhalt, Renah Persofsky, Michael Serruya, Tom Looney and Irwin Simon.

“Aphria Shareholders” or “Shareholders” means the holders of the Aphria Shares.

“Aphria Shares” means the common shares in the capital of Aphria.

“Aphria” or the “Company” means Aphria Inc., a corporation continued under the Business Corporations Act (Ontario).

“ARC” means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act.

“associate” has the meaning ascribed thereto in National Instrument 62-104 – Take-Over Bids and Issuer Bids.

“Cannabis Act” means the Cannabis Act (Canada) and the regulations promulgated thereunder.

“cause” means (a) any material neglect of duty or misconduct by the officer in discharging his or her duties and responsibilities under the terms of his or her employment; (b) failure on the part of the officer to perform duties following written notification by the Company of his or her failure to perform such duties; (c) any material failure or refusal by the officer to comply with the reasonable policies, rules and regulations of the Company; and (d) any other act or omission or series of acts or omissions by the officer that would in law permit the Company to, without notice or payment in lieu of notice, terminate his or her employment.

“CDS” means CDS Clearing and Depository Services Inc., or its nominee, which at the date hereof is CDS & CO.

“Change of Control” means (a) the sale by the Company of all or substantially all of its assets; (b) the acceptance by the shareholders of the Company, representing in the aggregate 50% or more of all of the issued Aphria Shares, of any offer, whether by way of a takeover bid or otherwise, for all or any of the outstanding Aphria Shares; provided that no change of control event shall be deemed to have occurred if upon completion of any such transaction individuals who were members of the Aphria Board immediately prior to the effective date of such transaction constitute a majority of the board of directors of the resulting issuer following such effective date; (c) the acquisition, by whatever means, by a person (or two or more persons who, in such acquisition, have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the Aphria Shares acquired), directly or indirectly, of beneficial ownership of such number of Aphria Shares or rights to Aphria Shares, which together with such person’s then-owned Aphria Shares and rights to Aphria Shares, if any, represent (assuming the full exercise of such rights) 50% or more of the combined voting rights attached to the then-outstanding Aphria Shares; (d) the entering into of any agreement by Aphria to merge, consolidate, restructure, amalgamate, initiate an arrangement or be absorbed by, into or with another company; provided that no change of control event shall be deemed to have occurred if upon completion of any such transaction individuals who were members of the Aphria Board immediately prior to the effective date of such transaction constitute a majority of the board of directors of the resulting issuer following such effective date; (e) the passing of a resolution by the Aphria Board or Aphria Shareholders to substantially liquidate the assets of Aphria or wind up Aphria’s business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of Aphria in circumstances where the business of Aphria is continued and the shareholdings of Aphria remain substantially the same following the re-arrangement); or (f) the circumstance in which individuals who were members of the Aphria Board immediately prior to a meeting of the Aphria Shareholders involving a contest for the election of directors no longer constitute a majority of the Aphria Board following such election.

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“Commissioner” means the Commissioner of Competition under subsection 7(1) of the Competition Act or any person duly authorized to perform duties on behalf of the Commissioner of Competition.

“Competition Act” means the Competition Act (Canada), and the regulations made thereunder, as amended.

“Competition Act Approval” means satisfaction of the condition that either (i) GGB receives an ARC; or (ii) GGB receives a No-Action Letter and there is an expiry, termination or waiver of the waiting period under Part IX of the Competition Act, in either case on terms satisfactory to GGB, exercising its sole judgement.

“Compulsory Acquisition” means the acquisition by GGB of the remainder of the Aphria Shares by way of a compulsory acquisition pursuant to Part 15 of the Business Corporations Act (Ontario) if, by the Expiry Time or within 120 days after the date of the Hostile Bid, whichever period is the shorter, GGB takes up and pays for 90% or more of the outstanding Aphria Shares under the Hostile Bid, other than Aphria Shares held at the date of the Hostile Bid by or on behalf of GGB, or an affiliate or associate of GGB (as those terms are defined in the Business Corporations Act (Ontario)).

“Convertible Securities” means any existing or future rights, warrants or options to purchase, convert into, exchange into, exercise for or otherwise acquire Aphria Shares.

“CSE” means the Canadian Securities Exchange.

“Directors’ Circular” means this Directors’ Circular, letter to Aphria Shareholders and includes the schedules attached hereto.

“DSU” means a deferred share unit granted under the Omnibus Incentive Plan and the DSU Plan.

“DSU Plan” means the amended and restated deferred share unit plan of Aphria, as the same may be amended, restated supplemented or otherwise modified from time to time.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system maintained by the SEC.

“Expiry Time” means 5:00 p.m. (Toronto Time) on May 9, 2019 unless the Hostile Bid is extended, accelerated or withdrawn by GGB in accordance with its terms.

“Financing” means the third-party equity financing of GGB at a share price equal to $7.00 per GGB Share for aggregate gross proceeds of $300 million.

“forward-looking statements” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Forward-Looking Statements”.

”fully-diluted basis” means, with respect to the number of outstanding Aphria Shares, such number of outstanding Aphria Shares calculated on the assumption that all existing or future rights, warrants or options or other rights to purchase, convert into, exchange into, exercise for or otherwise acquire Aphria Shares are exercised in full.

“GGB” means Green Growth Brands Inc., a corporation existing under the Business Corporations Act(Ontario).

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A-2

“GGB Circular” means the Hostile Bid and accompanying take-over bid circular of GGB dated January 22, 2019.

“GGB Shareholders” means the holders of GGB Shares.

“GGB Shares” means common shares in the capital of GGB.

“Governmental Entity” means any (i) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner, tribunal, board, bureau, agency or instrumentality, whether domestic or foreign, (ii) any stock exchange or Over-the-Counter Bulletin Board; (iii) any subdivision or authority of any of the foregoing, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Hostile Bid” means the offer made by GGB on January 22, 2019 to acquire all of the outstanding Aphria Shares, including Aphria Shares that may become issued and outstanding after the date of the Hostile Bid but prior to the Expiry Time upon the exercise, conversion or exchange of options, warrants, debentures or other securities of Aphria that are exercisable for, convertible into or exchangeable for Aphria Shares, for consideration of 1.5714 GGB Shares for each Aphria Share acquired.

“IFRS” means International Financial Reporting Standards.

“Independent Committee” means the Independent Committee of independent directors of the Aphria Board consisting of Michael Serruya (Chair), Renah Persofsky and Shlomo Bibas.

“insider” has the meaning ascribed thereto in the Securities Act (Ontario).

“Interested Aphria Shareholders” means any Aphria Shareholder who would be excluded from voting as part of the minority in any Subsequent Acquisition Transaction relating to the Aphria Shares pursuant to Part 8 of MI 61-101.

“Laurel Hill Advisory Group” means Laurel Hill Advisory Group, the information agent and strategic shareholder advisor to the Aphria Board.

“Law” means all laws, statutes, rulings, ordinances, rules, regulations, judgments, orders, injunctions, decrees, awards, agency requirements, license or permit of any Governmental Entity.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“No-Action Letter” means a letter issued by the Commissioner that indicates that the Commissioner does not, at a particular time, intend to challenge a particular transaction by making an application to the Tribunal under Section 92 of the Competition Act.

“NYSE” means the New York Stock Exchange.

“officer” has the meaning ascribed thereto in the Securities Act (Ontario).

“Omnibus Incentive Plan” means the plan approved by Shareholders on November 2, 2018, and any omnibus incentive plan adopted by Aphria after that date.

“Option” means an option to purchase an Aphria Share.

“Option Plan” means the amended and restated stock option plan of Aphria.

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A-3

“Person” includes an individual, a corporation, a partnership, trust, body corporate, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative.

“Proposal” means GGB’s non-binding written proposal dated December 18, 2018, pursuant to which GGB proposed to complete a share exchange whereby GGB would acquire all outstanding Aphria Shares at a ratio of 1.5714 GGB Shares for each Aphria Share sold.

“PV Shares” means proportionate voting shares of GGB.

“Registration Statement” means the registration statement on Form F-10, filed under with the SEC the U.S. Securities Act by GGB with the SEC on January 22, 2019.

“Regulatory Approvals” means (i) Competition Act Approval, (ii) the approval of the CSE to list the GGB Shares and approval of the transactions contemplated by the Hostile Bid, (iii) all licences, permits, clearances and authorizations required under the Cannabis Act and/or the Food and Drugs Act (Canada); and (iv) such other sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities (domestic or foreign) that GGB determines are required in connection with the commencement of the Hostile Bid or the consummation of the Hostile Bid, a Compulsory Acquisition or any Subsequent Acquisition Transaction.

“RSU” means a restricted share unit granted under the Omnibus Incentive Plan.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Regulatory Authorities” means each of the securities commission or similar regulatory authority in each of the provinces and territories of Canada.

“SEDAR” means the Systems for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators.

“Special Committee” means the special committee of Aphria composed of independent directors John M. Herhalt, Shlomo Bibas and Tom Looney.

“Subsequent Acquisition Transaction” means the acquisition by GGB of the remaining Aphria Shares not deposited under the Hostile Bid, by means other than Compulsory Acquisition (including, without limitation, causing one or more special meetings to be called of the then Aphria Shareholders to consider an amalgamation, statutory arrangement, capital reorganization, amendment to its articles, consolidation or other transaction involving GGB and/or an affiliate of GGB and Aphria and/or the Aphria Shareholders for the purpose of Aphria becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of GGB), if GGB (i) acquires less than 90% of the Aphria Shares under the Hostile Bid, (ii) the right of Compulsory Acquisition described above is not available for any reason, or (iii) GGB chooses not to avail itself of such statutory right.

“Tribunal” means the Competition Tribunal as established by subsection 3(1) of the Competition Tribunal Act (Canada).

“TSX” means the Toronto Stock Exchange.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Warrants” means the warrants to purchase Aphria Shares.

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A-4

Schedule B
OPINION OF SCOTIABANK

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TAKE NO ACTION - DO NOT TENDER YOUR APHRIA SHARES
If you have tendered your common shares to the Hostile Bid, you can withdraw your common shares by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

QUESTIONS MAY BE DIRECTED TO APHRIA INC.’S
INFORMATION AGENT

North America Toll Free

1-877-452-7184

Collect Calls Outside North America

416-304-0211

Email: assistance@laurelhill.com

aphria™

A premier global cannabis producer traded on the TSX and NYSE, well positioned to deliver long-term shareholder returns

Aphria Shareholders:
Your Board recommends that you **reject** GGB's hostile bid

REJECT GGB

Minimal assets and revenue, limited track record in cannabis, illiquid shares on the CSE

- SIGNIFICANTLY DISCOUNTED OFFER
- MASSIVE TRANSFER OF VALUE TO GGB
- DO NOT TENDER YOUR SHARES